Exhibit 10.1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

Macquarie CountryWide-Regency II, LLC,

a Delaware limited liability company

among

Global Retail Investors, LLC,

a Delaware limited liability company

Macquarie CountryWide (US) No. 2 LLC,

a Delaware limited liability company

and

Regency Centers, L.P.,

a Delaware limited partnership

DATED: As of July 31, 2009

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF MACQUARIE COUNTRYWIDE-REGENCY II, LLC,

A Delaware limited liability company

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is dated as of July 31, 2009 (“Agreement”), by and among MACQUARIE COUNTRYWIDE (US) NO. 2 LLC, a Delaware limited liability company, as a Member (“MCW LLC”), REGENCY CENTERS, L.P., a Delaware limited partnership (“Regency”), as a Member, and GLOBAL RETAIL INVESTORS, LLC, a Delaware limited liability company, as a Member (“GRI”, and together with Regency and MCW LLC, the “Members” and each individually, a “Member”).

W I T N E S S E T H

WHEREAS, Macquarie Countrywide (US) NO. 2 Corporation, a Maryland corporation and Regency entered into that certain Limited Liability Company Agreement, dated February 14, 2005, of the Company;

WHEREAS, inter alia, MCW LLC, Regency, and Macquarie-Regency Management, LLC, a Delaware limited liability company (“U.S. Manager”) entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated June 1, 2005, as amended by that certain Amendment No. 1 to Limited Liability Company Agreement of the Company executed January 13, 2006 (as amended, the “Original Agreement”);

WHEREAS, pursuant to the Purchase Agreement (defined below), GRI has purchased its Membership Interest from MCW LLC as of the date hereof;

WHEREAS, pursuant to that certain Assignment and Assumption Agreement between U.S. Manager and Regency dated as of the date hereof, U.S. Manager has assigned all of its right, title and interest in and to the Company to Regency;

WHEREAS, MCW LLC, Regency and GRI, as the sole Members of the Company upon the consummation of the transactions described above, desire to enter into this Agreement; and

WHEREAS, the parties hereto desire to amend, restate and supersede the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises hereof, and the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 General Definitions. The following terms used in this Agreement, unless the context otherwise requires, shall have the meanings specified in this Section 1.1:

“20% Purchase” means the transactions contemplated by the 20% Purchase Agreement.

“20% Purchase Agreement” means that certain Purchase and Sale Agreement dated as of the date hereof, among the Company, Regency, MCW LLC and GRI, whereby GRI, subject to the terms, conditions and provisions thereof, has agreed to purchase a twenty percent (20%) Membership Interest in the Company from MCW LLC (provided, however, that the Membership Interest to be acquired under the 20% Purchase Agreement shall be reduced by GRI’s Dilution Percentage Interest and shall be subject to Regency’s right to purchase a five percent (5%) Membership Interest from MCW LLC thereunder).

“Accountant” means PricewaterhouseCoopers LLP or such other firm of independent certified public accountants as the Members subsequently select for the purpose of preparing the tax returns and financial reports for the Company.

“Act” means the Delaware Limited Liability Company Act, codified in Delaware Code Annotated, Title 6 Chapter 18, Sections 18-101, et seq., as the same may be amended from time to time.

“Additional Capital Contributions” means contributions to the capital of the Company that may be made from time to time by the Members in accordance with Section 3.2 hereof.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person in which the specified Person or any Person described in clause (i) owns at least 20% of the outstanding stock or other equity interests, and (iii) any Person in which the specified Person or any Person described in clause (i) is a general partner or manager.

“Agreed Value” for any Project means the applicable value for such Project listed in Schedule B of the Purchase Agreement.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as amended in writing from time to time.

“Anchor Lease” means a lease for contiguous space of not less than 7,500 square feet of gross leasable area.

“Appraisal Policy” means either (x) the appraisal policy attached as Schedule 2 or (y) any appraisal policy approved by Regency and GRI from time to time.

“Base Amounts” means, collectively, the GRI Base Amount and the MCW LLC Base Amount.

“Budget” means a statement setting forth the estimated receipts and expenditures (capital, operating and other) of the Company and of each Project for the period covered by such statement, together with leasing and operating plans. The Budget shall include information about the amounts and types of insurance coverage and the amount of deductibles and premiums. The Budget shall be prepared individually for each Project and for the Company’s portfolio of Projects on a consolidated basis and shall consist of operating Budgets for each Project and a Company Budget (not broken down by Project) that includes capital expenditures, tenant improvements, leasing commissions, insurance (to the extent not attributable to a Project) and fees to the Manager and its Affiliates (to the extent not budgeted by Project).

“Business Day” means any day other than Saturday, Sunday and any other day on which banks are allowed or required by law to close in Jacksonville, Florida or Rockville, Maryland.

“Buying Member” has the meaning set forth in Section 7.6(a) hereof.

“Call” has the meaning set forth in Section 3.2(b) hereof.

“CalPERS” means the California Public Employees’ Retirement System, a unit of the State and Consumer Services Agency of the State of California.

“Capital Account” means, with respect to a Member, the account for such Member maintained, increased or decreased as provided in Section 3.4.

“Capital Contributions” means, with respect to a Member, the total amount of money and the value agreed by the Members at the time of contribution of any property (other than money) contributed to the Company by such Member pursuant to the terms of this Agreement (including the Deemed Closing Date Capital Contributions), which amounts shall be set forth in a schedule to be agreed on by the Members from time to time as Capital Contributions are made by the Members.

“Capital Expenditures” means costs for repairs or improvements to a Project that are undertaken by the Company and that should be capitalized under generally accepted accounting principles in the United States.

“Capital Transaction” means the Sale of all or a part of a Project or casualty damage to or condemnation of all or a part of a Project.

“Certificate” means the Company’s Certificate of Formation, as it may be amended from time to time, filed in the Office of the Secretary of State of the State of Delaware pursuant to the Act.

“Change of Control” of GRI means CalPERS ceases to own, directly or indirectly, more than fifty percent (50%) of (a) the outstanding membership interests in GRI or (b) the outstanding membership or other ownership interests in the transferee of GRI’s Membership Interest following a Transfer of GRI’s Membership Interest permitted by Section 9.1 hereof.

“Change of Control” of Regency means:

(a) (i) A majority of the board of directors of Regency’s general partner consists of individuals who are not Continuing Directors, or (ii) Regency Centers Corporation ceases to be the general partner of Regency, except as a result of a Regency Affiliate Merger described in paragraph (b) below; and

(b) Any merger, consolidation, share exchange or similar transaction in which Regency’s general partner is not the surviving entity unless the holders of common equity of such entity own directly or indirectly, in substantially the same proportions as their ownership of such common equity immediately prior to such merger, consolidation or share exchange, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such merger, consolidation, share exchange or similar transaction (a “Regency Affiliate Merger”).

“Claims” have the meaning set forth in Section 6.16(c) hereof.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of any succeeding law).

“Company” means Macquarie CountryWide-Regency II, LLC, a Delaware limited liability company.

“Company Expenses” means allowable costs and expenses paid or incurred by the Company in the conduct of the business of the Company and its subsidiaries that are not directly attributable to a particular Project or Projects, including without implied limitation, (i) expenses incidental to the transfer, servicing and accounting for the Company’s cash, including charges of depositories and custodians; (ii) expenses incurred in connection with any tax audit, investigation or settlement of the Company; (iii) expenses of liquidating the Company; (iv) taxes, fees and other governmental charges payable by the Company; (v) routine administrative expenses of the Company; (vi) the cost of legal, accounting and other professional expenses of the Company; and (vii) insurance and the principal and interest under any debt of the Company (including, without limitation, interest under any Company Loan) if such insurance, principal and interest do not constitute an Operating Expense. Expenses attributable to a specific Project shall be allocated to such Project as “Operating Expenses.”

“Company Loan” has the meaning set forth in Section 3.2(e).

“Company Minimum Gain” means the amount determined by computing with respect to each Nonrecourse Liability of the Company the amount of income or gain, if any, that would be realized by the Company if it disposed of the property securing such Nonrecourse Liability in full satisfaction thereof and by then aggregating the amount so computed, as provided in Treasury Regulations Section 1.704-2(d).

“Competing Project” means a retail project located within a three (3) mile radius of any Project.

“Consent” means a prior written consent of a Person, which may be withheld for any reason in the sole discretion of such Person unless expressly provided to the contrary in this Agreement.

“Consent Project” has the meaning set forth in Section 7.5(j) hereof.

“Continuing Director” of a Person means an individual (i) who was a director or trustee of the Person on the date hereof or (ii) who becomes a director or trustee of the Person subsequent to the date hereof and whose election or nomination for election is approved by a vote of at least a majority of the directors or trustees then comprising the Continuing Directors of such Person.

“Contributing Member” has the meaning set forth in Section 3.3(a) hereof.

“Contribution Deficiency” has the meaning set forth in Section 3.3(a) hereof.

“Debt Financing Policy” means the requirement that any Manager shall endeavor to secure Financing under which (x) multiple Projects are not subject to “cross-collateralized” or “cross-defaulted” mortgage debt and (y) the following are permitted, without lender consent or payment of any fee, so long as GRI, Regency and/or MCW LLC or their respective Affiliates continue to directly or indirectly own the applicable Project or Project Level Entity: (i) direct or indirect transfers of each Project subject to the related loan and (ii) transfers of direct or indirect interests in the Company or any Affiliate of the Company, including, without limitation, any Project Level Entity.

“Deemed Closing Date Capital Contributions” shall mean Two Hundred Thirty-One Million Three Hundred Thirty-Six Thousand One Hundred Eighty-One and 00/100 Dollars ($231,336,181), the aggregate amount of the Capital Contributions of all Members that is set forth on Exhibit A as of the date of this Agreement.

“Default Date” has the meaning set forth in Section 3.3(a) hereof.

“Defaulting Member” has the meaning set forth in Section 7.2(a) hereof.

“Deficiency Contributions” means all funds that would otherwise be provided to the Company as Additional Capital Contributions by the Members pursuant to Section 3.2(b) or Section 3.2(c) hereof while MCW LLC is a Member, other than any Additional Capital Contributions to be made by the Members for Required Loan Paydown Funds pursuant to Section 3.2(c) hereof on account of which MCW LLC is obligated to contribute the MCW LLC Required Loan Paydown Amount, unless MCW LLC elects to contribute its Percentage Interest of any other Additional Capital Contribution beyond the MCW LLC Required Loan Paydown Amount.

“Deleveraging Schedule” means the schedule for reducing existing Financing set forth on the attached Schedule 3, which schedule may not be amended or modified without the prior written consent of GRI and Regency.

“Depreciation” means for each Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by all the Members.

“Dilution Percentage” has the meaning set forth in Section 3.3(c) hereof.

“EBITDA” means, for any period, the Regency REIT’s net income calculated in accordance with US GAAP before non-controlling interests, depreciation expense, amortization expense, interest expense, provisions for loss, and income taxes. For avoidance of doubt, the calculation of EBITDA shall include the Regency REIT’s (or, if applicable, its Affiliates’) pro rata share of EBITDA of any unconsolidated joint venture in which the Regency REIT (or any of its Affiliates) owns a direct or indirect membership interest calculated on the same basis.

“Emergency Expenditures” has the meaning set forth in Section 6.1(c) hereof.

“Event of Default” has the meaning set forth in Section 7.2(a) hereof.

“Excess MCW LLC Base Amount” has the meaning set forth on Schedule 1-B attached hereto.

“Fair Market Value” means, as to any Project, the market value as defined by the Appraisal Foundation in the Uniform Standards of Professional Appraisal Practice determined by appraisal in accordance with the Appraisal Policy. Unless the Members otherwise agree, or this Agreement provides otherwise, the determination of the Fair Market Value of a Project as of a specified date shall be conclusively established by reference to the final appraisal for such Project as of that date obtained pursuant to Section 6.14. For avoidance of doubt, the calculation of Fair Market Value shall not include any modification or adjustment for Reserves and liabilities for money borrowed.

“Financing” means (i) any secured or unsecured financing or borrowing or assumption of debt, including any refinancing of existing debt by the Company or any Project Level Entity and (ii) any sale and leaseback transaction.

“Fiscal Quarter” means each of the calendar quarters comprising the Company’s Fiscal Year.

“Fiscal Year” means the fiscal year of the Company commencing January 1 and ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio of EBITDA to Fixed Charges.

“Fixed Charges” means, for any period, interest expense (including capitalized interest) calculated in accordance with US GAAP, scheduled principal amortization and payments to holders of preferred stock of the Regency REIT and its Affiliates for such period. Fixed Charges exclude any non-cash charges for the amortization of deferred loan costs or the charge off of preferred issuance costs. For avoidance of doubt, the calculation of Gross Interest Expense shall include the Regency REIT’s (or if applicable, its Affiliates’) pro rata share of Gross Interest Expense for any joint venture in which the Regency REIT (or any its Affiliates) owns a direct or indirect membership interest calculated on the same basis.

“GRI” has the meaning set forth in the preamble hereof.

“GRI Base Amount” means, for any Fiscal Quarter, an amount as calculated in accordance with Schedule 1-A attached hereto.

“GRI Base Amount Rate” has the meaning set forth on Schedule 1-A attached hereto.

“GRI Option Period” has the meaning set forth in Section 12.1 hereof.

“GRI to Regency Selection Ratio” means the ratio of GRI’s selection of Projects to Regency’s selection of Projects in a distribution in kind pursuant to Section 7.5 hereof. The GRI to Regency Selection Ratio shall be determined pursuant to the table attached as Schedule 4 using the Ratio Determination Amount (as determined on the date that the Member’s Liquidation Amounts are calculated pursuant to Section 7.5 hereof).

“GRI’s Dilution Percentage Interest” means GRI’s total Percentage Interest increase as the result of dilution of MCW LLC’s Membership Interest by GRI due to MCW LLC’s failure to make an Additional Capital Contribution in response to any Required Funds Call for Required Loan Paydown Funds (up to the MCW LLC Required Loan Paydown Amount) pursuant to Article III hereof, but excluding any other increase in GRI’s Percentage Interest.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the agreed value of such asset, as determined by all the Members, unless required to be determined in some other manner herein;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective Fair Market Values (exclusive of liabilities), as of the following times: (i) the acquisition of an additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for the redemption of a limited liability company interest in the Company; (iii) in connection with the issuance of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of being a member; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if all the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value (exclusive of liabilities) of such asset on the date of distribution as determined by all of the Members; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent all the Members determine that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by subtracting the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses after the effective date of such determination or adjustment.

“Half Year” means a period of six months ending June 30 or December 31.

“Hazardous Materials” means any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder (“RCRA”); (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder (“CERCLA”) (including petroleum-based products as defined therein); (iii) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (iv) asbestos in any quantity or form which would subject it to regulation under any applicable Hazardous Materials Law; (v) polychlorinated biphenyls; (vi) urea formaldehyde; (vii) lead and lead based paint or other lead containing materials; (viii) any substance, the presence of which in or on any Project is prohibited by any Hazardous Materials Law; (ix) any “extremely hazardous substance” or “hazardous chemical” as those terms are defined in the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), as amended from time to time, and regulations promulgated thereunder (“EPCRA”); (x) microbiological pollutants, including mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; (xi) any “chemical substance” as that term is defined in the Toxic Substance Control Act (15 U.S.C. Section 2601), as amended from time to time, and regulations promulgated thereunder (“TSCA”); (xii) radon gas; (xiii) pesticides and (xiv) any other substance that is now or in the future included without the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant” or “hazardous waste” in any Hazardous Materials Law.

“Hazardous Materials Contamination” means, with respect to any Project, the presence of Hazardous Materials in violation (or purported violation) of applicable Hazardous Materials Laws, or otherwise in violation of the recommendation of any environmental consultant or contrary to reasonable or prudent business practices, at the buildings, improvements, facilities, soil, groundwater air or other elements on or of such Project, or the presence of Hazardous Materials at the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time emanating from the Project, other than in quantities customarily stored and/or used by owners and tenants in the ordinary course of business and in strict compliance with Hazardous Materials Laws.

“Hazardous Materials Laws” means all laws, statutes or regulations, including without limitation, RCRA, CERCLA, EPCRA and TSCA, relating to (i) the handling, storage, existence or otherwise regulating any Hazardous Materials, (ii) the removal or remediation of Hazardous Materials, or (iii) pollution or protection of the environment, as they exist and have been judicially and administratively interpreted from time to time.

“Hazardous Materials Laws” shall also include any guidance, rule, regulation, statutory or common law that has developed or develops in the future that is applicable to any Project regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material.

“Indemnitees” has the meaning set forth in Section 6.16(c) hereof.

“Insolvency Event” has the meaning set forth in Section 7.2(a)(vii) hereof.

“Investment Criteria” means the Investment Criteria for the acquisition of Projects by the Company from time to time, as approved and amended from time to time by agreement of all the Members.

“Investment Grade Rating” means either that (i) bonds issued by Regency or the Regency REIT are rated Baa3 or higher by Moody’s Investor Service, Inc. or BBB- or higher by Standard & Poor’s Ratings Group or BBB- or higher by Fitch, Inc. or (ii) for any consecutive four (4) Fiscal Quarter period the Fixed Charge Coverage Ratio is greater than or equal to 1.50 : 1.00.

“IRS” has the meaning set forth in Section 4.8(b) hereof.

“Liquidation Amount” has the meaning set forth in Section 7.5(a) hereof.

“Loan Conversion Calculation” means, in connection with the conversion of all Company Loans to Additional Capital Contributions, the Percentage Interests of the Members (including, without limitation, MCW LLC, if MCW LLC is a Member at the time of such conversion) re-calculated as of the date of such conversion as follows: the Percentage Interest of each Member shall be a percentage equal to the fraction, (i) the numerator of which is the sum of such Member’s Deemed Closing Date Capital Contributions plus the aggregate amount of any Additional Capital Contributions made by such Member following the date hereof (if any) plus the amount of any outstanding Company Loans to the extent funded (or deemed funded pursuant to Section 3.2(e) as the result of a Member Loan to such Member upon its failure to fund a Company Loan) by such Member (all of which will be converted) minus distributions of Net Proceeds from Capital Transactions and Net Proceeds from Financings to such Member following the date hereof (subject to increase pursuant to the following sentence) and (ii) the denominator of which is the sum of the Deemed Closing Date Capital Contributions of all of the Members plus the aggregate amount of any Additional Capital Contributions of all of the Members following the date hereof (if any) plus the aggregate amount of all outstanding Company Loans (all of which will be converted) minus distributions of Net Proceeds from Capital Transactions and Net Proceeds from Financings to the Members following the date hereof. If a Member acquires any portion of another Member’s Membership Interest following the date hereof (whether by dilution, purchase or otherwise), then with respect to the acquiring Member the amount calculated pursuant to the foregoing clause (i) shall be increased by (x) the sum calculated pursuant to the foregoing clause (i) with respect to the Member from whom the Membership Interest was acquired multiplied by (y) the fraction, the numerator of which is the Percentage Interest acquired from the other Member and the denominator of which is such other Member’s aggregate Percentage Interest immediately prior to such acquisition.

“Major Decision” has the meaning set forth in Section 6.2 hereof.

“Manager” means the manager of the Company. Regency shall be the initial Manager.

“Manager Agreements” means (i) any property management and/or leasing agreement between the Manager (or if applicable an Affiliate of the Manager) and the Company or any Project Level Entity and (ii) any other agreement between (x) the Company (or any Project Level Entity) and (y) the Manager or any Affiliate of the Manager.

“Manager Expenses” has the meaning set forth in Section 6.9 hereof.

“Manager Removal” has the meaning set forth in Section 6.1(d) hereof.

“Manager Removal Event” means any of the following: (i) an Event of Default under which the Manager is the Defaulting Member, (ii) the Manager’s Percentage Interest falling below ten percent (10%), (iii) with respect to Regency, the Regency REIT’s failure to maintain its Investment Grade Rating, (iv) a Change of Control of Regency or GRI, as applicable, if either the applicable one or its Affiliate is the Manager at the time of the occurrence, or (v) the indictment of, or the filing of charges or other initiation of proceedings against, a senior executive officer of the Manager or any Affiliate of the Manager for the commission of (a) a felony or (b) a crime involving moral turpitude, dishonesty or fraud, in each case with respect to the Company, any Project Level Entity, any of the other Members or the operation of a Project (provided that a Manager Removal Event shall not occur under this clause (v) if the Manager, or, if applicable, the Affiliate of the Manager, suspends any such senior executive officer pending a final judicial determination of guilt not subject to further appeal and upon any such judicial determination, or at the Manager’s option, before such judicial determination, terminates such senior executive officer and reimburses the other Members, the Company and any Project Level Entity, as applicable, for any damages caused or incurred by or as a result of the actions of such senior executive officer).

“Market Rate” means, with respect to fees, comparable fees payable to unaffiliated third parties for performing similar services with respect to comparable properties in comparable locations.

“MCW” means Macquarie CountryWide Trust, an Australian listed registered managed investment scheme (ARSN 093 143 965).

“MCW Interest Option” has the meaning set forth in Section 12.1 hereof.

“MCW LLC” has the meaning set forth in preamble hereof.

“MCW LLC Base Amount” means, for any Fiscal Quarter, an amount as calculated in accordance with Schedule 1-B attached hereto.

“MCW LLC Base Amount Rate” has the meaning set forth on Schedule 1-B attached hereto.

“MCW LLC Required Loan Paydown Amount” means Fifty Million Dollars ($50,000,000). For avoidance of doubt, the aggregate amount of the MCW LLC Required Loan Paydown Amount shall not be affected by any reduction of MCW LLC’s Membership Interest by sale or dilution.

“MCW LLC Value” has the meaning set forth on Schedule 1-B attached hereto.

“MCW Marks” has the meaning set forth in Section 2.7 hereof.

“MCW Trigger Event” has the meaning set forth in Section 12.5 hereof.

“Member Loan” has the meaning set forth in Section 3.3(a) hereof.

“Member Nonrecourse Debt” means any Nonrecourse Liability for which a Member or a related Person bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i)(2), are attributable to a Member Nonrecourse Debt.

“Members” means, collectively, Regency, MCW LLC and GRI. Reference to a “Member” shall be to any one of the Members.

“Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement (but not including any fees payable to a Member or any Affiliate of a Member), together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)(3), (4) and (5).

“Net Asset Value” means, for a particular Project or Projects at a point in time, the excess, if any, of the Fair Market Value of the Project(s) or in the case of a newly acquired Project for which there has been no appraisal, the actual aggregate acquisition costs of the Project(s) incurred on behalf of the Company to date (or in the case of a Project contributed by a Member, the value of the Project as agreed by all the Members), over the amount of any liabilities secured by a mortgage or deed of trust encumbering the Project(s).

“Net Operating Cash” means, for any period, the excess of (a) cash receipts of every kind including, but not limited to, receipts from rental of space of every kind; recoveries from tenants for common area maintenance, taxes and other expenses; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); proceeds, if any, from business interruption or other loss of income insurance; any reductions in Reserves agreed to by the Members; over (b) Operating Expenses, Capital Expenditures to the extent not financed, Company Expenses and any additions to Reserves agreed to by GRI and Regency for the same period. For avoidance of doubt, the Base Amounts shall not be included in the amounts subtracted under the foregoing clause (b). Net Operating Cash shall not be deemed to include (i) payments received as deposits until such funds are actually applied as part of the rentals, fees or charges due, (ii) Capital Contributions, (iii) Net Proceeds from Capital Transactions and (iv) Net Proceeds from Financings.

“Net Proceeds from Capital Transactions” means all cash receipts received by the Company or any Project Level Entity arising from Capital Transactions less (a) the amount of cash paid or to be paid by the Company or any Project Level Entity in connection with expenses associated with the closing of such Capital Transactions; (b) the amount of cash required by any lender or other creditor to be applied to the payment of debts and obligations of the Company or any Project Level Entity as a result of such Capital Transactions; (c) the amount of any cash reinvested in a Section 1031 Exchange; (d) the normal and reasonable costs and expenses arising from such transactions including, without limitation, escrow fees, title insurance fees, professional fees brokerage commissions and other disposition costs and expenses; and (e) the amount of accrued and unpaid interest under any Company Loans at such time, which shall be paid to the lending Member(s) prior to any distribution of Net Proceeds from Capital Transactions.

“Net Proceeds from Financings” means all cash receipts to the Company or any Project Level Entity arising from a Financing, less (a) the amount of cash paid or to be paid by the Company or any Project Level Entity for expenses in connection with the closing of such Financing, including, without limitation, all commitment fees, appraisal fees, title insurance premiums, survey costs, broker’s commissions and attorneys’ fees, and for payment, to the extent required by any lender or other creditor as a result of such Financing, of debts and obligations of the Company or any Project Level Entity then due; (b) all amounts paid to purchase or improve a Project or for any other purpose in order to satisfy conditions to or established in connection with such Financing of or by the provider of such Financing; and (c) the amount of accrued and unpaid interest under any Company Loans at such time, which shall be paid to the lending Member(s) prior to any distribution of Net Proceeds from Financings.

“New Project” means a Project that is not owned by the Company as of the relevant time. A “New Project” shall be considered a “Project” after its acquisition by the Company.

“Non-Conforming Lease” has the meaning set forth in Section 6.2(viii) hereof.

“Non-Contributing Member” has the meaning set forth in Section 3.3(a) hereof.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” means any liability of the Company treated as a nonrecourse liability under Treasury Regulations Section 1.704-2(b)(3).

“Notification” means a written notice or any other written communication, containing the information required or permitted by this Agreement to be communicated to a Member, sent to the addresses set forth in Section 11.17 by express courier, e-mail (if receipt is confirmed), telecopy (if receipt is confirmed) or by hand delivery and shall be deemed given and effective upon receipt by the addressee.

“Offer Notice” has the meaning set forth in Section 10.3(a) hereof.

“Operating Expenses” means the sum of the following cash expenditures of the Company relating to the operation of the Projects provided that such items would not be capitalized under generally accepted accounting principles in the United States, consistently applied: (a) all authorized costs incurred in the ownership, maintenance, repair, leasing, management and operation of the Projects, including but not limited to the fees described in Section 6.5 hereof; (b) all other expenses related to the operation of the Projects permitted under this Agreement; and (c) regularly scheduled payments under any debt (including, without limitation, interest payments under any Company Loan(s)) and principal and interest under any Financing secured by a Project or allocated to a Project in the Budget.

“Original Agreement” has the meaning set forth in the Recitals hereof.

“Percentage Interest” means 25% in the case of Regency, 30% in the case of MCW LLC and 45% in the case of GRI; provided, however, that the Members’ Percentage Interests shall be adjusted as provided for in Article III of this Agreement, and as a result of the closings under the 20% Purchase Agreement and the MCW Interest Option. If any Member’s Percentage Interest changes during any specified period of time, then such Member’s Percentage Interest for such period of time shall be calculated by (1) multiplying each different amount of such Member’s Percentage Interest during such period of time by a fraction, the numerator of which is the number of days in such period of time that such Member held such Percentage Interest and the denominator of which is the total number of days in such period of time and (2) adding all such amounts for such period of time.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust, estate, government (or any branch or agency thereof) or other entity.

“Profit” or “Loss” means for any taxable period, an amount equal to the Company’s taxable income or loss for such taxable period determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company; provided, that the amounts of any adjustments to the adjusted bases of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition shall be added to such Profit or Loss.

(c) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(d) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Gross Asset Value with respect to such property as of such date.

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(f) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition thereof, the amount of any such adjustment shall be taken into account as gain or loss from the Sale of such asset for purposes of computing Profit and Loss.

(g) Any items specially allocated under Section 4.2 and Section 4.3 hereof shall not be taken into account.

“Project” means the Company’s direct or indirect leasehold or fee ownership interest in a retail shopping center, including real property, together with all improvements thereon and all real and personal property rights associated therewith (including service agreements and other contract rights), either owned by the Company, or proposed to be owned by the Company. The term “Project” does not include any publicly traded debt or equity securities, such as a share in a real estate investment trust. The Projects held by the Company as of the date of this Agreement are listed on Exhibit B. The Company shall update its internal records as it acquires or disposes of Projects, but no amendment shall be required to Exhibit B.

“Project Level Entity” means a 100% subsidiary of the Company or one or more such 100% subsidiaries formed to hold direct or indirect ownership of one or more Projects.

“Property Management Agreement” means the Property Management and Leasing Agreement dated as of June 1, 2005 between the Company, each Project Level Entity, and RRG, as amended in writing from time to time pursuant to the terms of this Agreement.

“Purchase Agreement” means that certain Purchase and Sale Agreement dated July 16, 2009, among the Company, U.S. Manager, Regency, MCW LLC and GRI whereby GRI is purchasing its Membership Interest on or about the date hereof.

“Purchase Offer” has the meaning set forth in Section 10.3(a) hereof.

“Qualified Appraiser” means any of the appraisal firms listed on the attached Schedule 5. GRI shall have the right, at any time and from time to time by giving a Notification to Regency, to add independent appraisal firms or to remove independent appraisal firms from the foregoing list of Qualified Appraisers, subject to Regency’s and MCW LLC’s approval of each such addition or removal, which approval shall not be unreasonably withheld by Regency and MCW LLC as long as such list of Qualified Appraisers comprises at least three (3) independent appraisal firms.

“Ratio Determination Amount” means GRI’s Percentage Interest divided by Regency’s Percentage Interest.

“Regency” has the meaning set forth in the preamble hereof.

“Regency Option Period” has the meaning set forth in Section 12.1 hereof.

“Regency REIT” means Regency Centers Corporation, a Florida corporation.

“Regency’s Dilution Percentage Interest” means Regency’s total Percentage Interest increase as the result of dilution of MCW LLC’s Membership Interest by Regency due to MCW LLC’s failure to make an Additional Capital Contribution in response to any Required Funds Call for Required Loan Paydown Funds (up to the MCW LLC Required Loan Paydown Amount) pursuant to Article III hereof, but excluding any other increase in Regency’s Percentage Interest.

“Regulatory Allocations” has the meaning set forth in Section 4.3 hereof.

“Required Funds” means the Required Loan Paydown Funds or funds required by the Company or any of the Project Level Entities to pay amounts due and owing by the Company or any of the Project Level Entities for (i) shortfalls in operating costs of the Company, (ii) real estate taxes on any of the Projects, (iii) insurance premiums for the Projects or any other assets of the Company or any of the Project Level Entities, (iv) payments on any loans or financings to the Company or any Project Level Entity (including, without limitation, any Company Loans), (v) Emergency Expenditures, (vi)

expenditures required for tenant improvements, leasing commissions and other costs for the leasing of any Project, (vii) expenditures required to be made under the Budget or (viii) Reserves.

“Required Funds Call” has the meaning set forth in Section 3.2(c) hereof.

“Required Loan Paydown Funds” shall mean the funds used to reduce existing Financing as set forth in the Deleveraging Schedule.

“Required Property Sale” has the meaning set forth in Section 10.2 hereof.

“Reserves” means the amount of funds set aside for, or amounts allocated during any period to, reasonable reserves for anticipated Company Expenses, Capital Expenditures, contingent liabilities and working capital determined by GRI and Regency, acting reasonably, to be necessary to meet the current or anticipated future operating or capital needs of the Company or any Project.

“Restricted Projects” means the Projects listed on the attached Schedule 6.

“ROFO Period” has the meaning set forth in Section 7.6(a) hereof.

“ROFO Purchase and Sale Agreement” has the meaning set forth in Section 10.3(a) hereof.

“RRG” means Regency Realty Group, Inc., a Florida corporation.

“Sale” means any sale, conveyance (other than a lease or ground lease), exchange, or other transfer or alienation of all or a portion of a Project.

“Section 7.5 Closing Date” has the meaning set forth in Section 7.5(b) hereof.

“Section 7.5 Election” has the meaning set forth in Section 7.3 hereof.

“Section 7.5 Election Date” has the meaning set forth in Section 7.5(a) hereof.

“Section 12.5 Election” has the meaning set forth in Section 12.5 hereof.

“Section 1031 Exchange” means a transaction intended to qualify as tax-free under Section 1031 of the Code.

“Selection Order” means the order in which Regency and GRI select Projects in a distribution in kind pursuant to Section 7.5(b) hereof. The Selection Order shall be determined pursuant to the table attached as Schedule 4 based on the GRI to Regency Selection Ratio and whether GRI or Regency is selecting first pursuant to Section 7.5(c) hereof.

“Selling Member” has the meaning set forth in Section 7.6(a) hereof.

“Special Allocations” has the meaning set forth in Section 4.2 hereof.

“Special Excess Base Amount Distribution” has the meaning set forth on Schedule 1-B attached hereto.

“Tax Matters Member” has the meaning set forth in Section 4.8(a) hereof.

“Transfer” has the meaning set forth in Section 9.1 hereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended and restated from time to time.

“United States” means the United States of America.

“U.S. Manager” has the meaning set forth in the preamble hereof.

“Voluntary Additional Capital Contribution” has the meaning set forth in Section 3.3(c) hereof.

Section 1.2 Other Definitions. Capitalized terms not otherwise defined in Section 1.1 shall have the meanings assigned to them in this Agreement.

ARTICLE II

FORMATION, NAME, PLACE OF BUSINESS, PURPOSE, AND TERM

Section 2.1 Formation. The Company has been formed pursuant to the Act as a limited liability company. The Company shall be governed by and operated in accordance with this Agreement and the rights, duties and liabilities of the Members shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.

Section 2.2 Name and Offices. The name of the Company shall be Macquarie CountryWide-Regency II, LLC and the business of the Company shall be conducted solely under such name. The business address of the Company shall be One Independent Drive, Suite 114, Jacksonville, Florida 32202, or at such other place or places as Regency and GRI may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the registered agent in charge thereof shall be Corporation Service Company each of which may be changed by Regency and GRI.

Section 2.3 Other Acts/Filings. The Members after filing the Certificate shall from time to time execute or cause to be executed all such certificates and other documents, and do or cause to be done all such filings, recordings, publishing and other acts, as are necessary to comply with the requirements of law for the formation and operation of the Company in any jurisdiction in which the Company does business.

Section 2.4 Purpose and Scope. The business and purposes of the Company are, in whole or in part, (i) to own, manage, lease to tenants, finance and ultimately dispose of the Projects, and (ii) to acquire, own, manage, lease to tenants, finance and ultimately dispose of New Projects in the United States, each in accordance with the Investment Criteria and this Agreement. The Company may do any and all lawful things necessary or incidental to any of the foregoing to carry out and further the business of the Company as contemplated by this Agreement. The Company shall not engage in any business or activity not expressly authorized by this Agreement.

Section 2.5 Term. The term of the Company commenced on the date of filing of the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Act and shall continue unless dissolved sooner pursuant to the provisions of Article VII.

Section 2.6 Representations and Warranties of the Members.

(a) MCW LLC hereby represents and warrants to Regency and GRI that the following are true and correct as of the date hereof:

(i) MCW LLC is a duly formed and validly existing limited liability company under the laws of Delaware with full limited liability company power and authority to enter into and perform its obligations under this Agreement;

(ii) This Agreement (A) has been duly authorized, executed and delivered by MCW LLC, (B) assuming due authorization, execution and delivery by Regency and GRI, shall be the legal, valid and binding obligation of MCW LLC and (C) does not violate any provisions of MCW LLC’s organizational documents or any document or agreement to which MCW LLC is a party or by which it is bound; and

(iii) MCW LLC has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by MCW LLC under this Agreement, except those as have been obtained.

(b) Regency hereby represents and warrants to MCW LLC and GRI that the following are true and correct as of the date hereof:

(i) Regency is a limited partnership that has been duly formed and is validly existing under the laws of the State of Delaware with full partnership power and authority to enter into and perform its obligations under this Agreement; and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties hereunder;

(ii) This Agreement (A) has been duly authorized, executed and delivered by Regency, (B) assuming due authorization, execution and delivery by MCW LLC and GRI, shall be the legal, valid and binding obligation of Regency, and (C) does not violate any provisions of Regency’s organizational documents or any document or agreement to which Regency is a party or by which it is bound; and

(iii) Regency has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by Regency under this Agreement except those as have been obtained.

(c) GRI hereby represents and warrants to MCW LLC and Regency that the following are true and correct as of the date of hereof:

(i) GRI is a limited liability company that has been duly formed and is validly existing under the laws of the State of Delaware with full limited liability company power and authority to enter into and perform its obligations under this Agreement; and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties hereunder;

(ii) This Agreement (A) has been duly authorized, executed and delivered by GRI, (B) assuming due authorization, execution and delivery by MCW LLC and Regency, this Agreement shall be the legal, valid and binding obligation of GRI, and (C) does not violate any provisions of GRI’s organizational documents or any document or agreement to which GRI is a party or by which it is bound; and

(iii) GRI has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by GRI under this Agreement except those as have been obtained.

(d) Regency hereby represents and warrants to MCW LLC and GRI that the following are true and correct as of the date of this Agreement:

(i) RRG is a corporation that has been duly formed and is validly existing under the laws of the State of Florida with full corporate power and authority to enter into and perform its obligations under the Property Management Agreement and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties under the Property Management Agreement;

(ii) The Property Management Agreement (A) has been duly authorized, executed and delivered by RRG and is the legal, valid and binding obligation of Regency and (B) does not violate any provisions of Regency’s organizational documents or any document or agreement to which RRG is a party or by which it is bound; and

(iii) RRG has the power and authority to perform the obligations to be performed by it under the Property Management Agreement and no consents, authorizations or approvals are required for the performance of the obligations to be performed by RRG under the Property Management Agreement except those as have been obtained.

Section 2.7 Use of Macquarie CountryWide Name.

The Members agree that the name “Macquarie”, “Macquarie CountryWide” and “MCW” and all derivations thereof are the sole property of MCW and that if for any reason MCW LLC shall cease to be a Member of the Company, the Company, Regency, GRI or any succeeding member (as appropriate) shall file, with the Delaware Secretary of State, a Certificate of Amendment amending the name of the Company in a manner that it shall no longer contain reference to “Macquarie”, “Macquarie CountryWide”, “MCW” or any confusingly similar derivation thereof without the consent of MCW or MCW LLC and shall take any and all other actions necessary to effectuate such name change. Except as otherwise agreed to by MCW or MCW LLC, after such time as MCW LLC shall cease to be a Member of the Company for any reason, the Company shall not, and the Manager shall cause the Company not to, engage in any business or other activity under, or hold itself out under the name “Macquarie CountryWide-Regency II, LLC” or under any other name or trademark containing the word “Macquarie”, “Macquarie CountryWide”, “MCW” or any trademark or tradename of MCW or its Affiliates, or any variation or combination of any of the foregoing, or any trademark or tradename confusingly similar to any of the foregoing, or any Internet domain name that consists of or incorporates any of the foregoing (collectively, the “MCW Marks”). Immediately following the date upon which MCW LLC shall cease to be a Member of the Company for any reason, the Company (i) shall destroy, or cause to be destroyed, all signage, labels, marketing materials, letterhead, stationary, business cards, and other supplies and materials in the possession of the Company or any Member or Affiliate that contain any of the MCW Marks, (ii) cease to use all email addresses and Internet domain names that contain any of the MCW Marks, and (iii) remove and delete all web pages and similar materials owned or controlled by any Member or Affiliate that contain any of the MCW Marks. The provisions of this Section 2.7 shall also apply to any subsidiary of the Company and all actions required by the Company under this Section 2.7 shall be required of such subsidiaries. If for any reason MCW LLC shall cease to be a Member of the Company, the Manager shall have sixty (60) days to comply with the provisions of this Section 2.7. Notwithstanding the provisions of this Section 2.7, the Company and the Members shall not have any obligations hereunder to the extent that such actions would cause a violation of any restrictions or limitations set forth in any Financing documents.

ARTICLE III

PERCENTAGE INTERESTS AND CAPITAL

Section 3.1 Percentage Interests. The initial Percentage Interests of the Members shall be 30% for MCW LLC, 25% for Regency and 45% for GRI.

Section 3.2 Additional Capital Contributions.

(a) By Agreement. Without limitation of the processes set forth in Section 3.2(b) and Section 3.2(c) below, Regency and GRI may contribute New Projects and additional cash to the Company, and MCW LLC may contribute additional cash to the Company, in each case with the written approval of all of the Members. Upon such contributions by the Members, Exhibit A to this Agreement shall be amended to reflect such contributions, and if necessary the Percentage Interests of each of the Members shall be recalculated as of the date of such contribution (based solely on the amount of the New Projects and additional cash contributed to the Company by the Members) and set forth on such amended Exhibit A.

(b) Capital Calls. If at any time GRI and Regency agree, in good faith, that additional funds are needed for any purpose, then the Manager shall make a written call on the Members (“Call”) to make Additional Capital Contributions in accordance with their respective Percentage Interests. Each Call shall specify:

(i) the aggregate amount of Additional Capital Contributions requested to be made by the Members;

(ii) a general description of the intended application of the Additional Capital Contributions being called;

(iii) the date on which Additional Capital Contributions are due (which date shall be not less than ten (10) Business Days after receipt by each of the Members of the Call from the Manager); and

(iv) the Additional Capital Contribution requested to be made by each of the Members, which shall equal the aggregate amount required by the Company multiplied by such Member’s Percentage Interest at such time.

Each Additional Capital Contribution shall be paid to the Company on or before the due date in immediately available funds wired to an account of the Company at a financial institution selected by the Manager. Except as specified in Section 3.2(c) below with respect to Required Loan Paydown Funds, MCW LLC shall not be required to (but may) make any Additional Capital Contributions in connection with a Call, and any failure by MCW LLC to contribute funds in accordance with a Call shall not result in MCW LLC being a Non-Contributing Member for any reason under this Agreement.

(c) Required Funds Calls. If at any time the Manager determines, in good faith, that Required Funds are necessary to be contributed to the Company, then the Manager shall send Notification to the other Members making a written call for Additional Capital Contributions for the Required Funds (“Required Funds Call”) in accordance with their respective Percentage Interests. Each Required Funds Call shall specify:

(i) the aggregate amount of Additional Capital Contributions for Required Funds requested to be made by the Members;

(ii) a general description of the intended application of the Additional Capital Contributions for Required Funds being called;

(iii) the date on which Additional Capital Contributions for Required Funds are due (which date shall be not less than ten (10) Business Days after receipt by each of the other Members of the Required Funds Call from the Manager); and

(iv) the Additional Capital Contribution requested to be made by each of the Members, which shall equal the aggregate amount of the Required Funds multiplied by such Member’s Percentage Interest at such time.

Each Additional Capital Contribution for Required Funds shall be paid to the Company on or before the due date in immediately available funds wired to an account of the Company at a financial institution selected by the Manager. Except for MCW LLC’s contribution of Required Loan Paydown Funds up to the MCW LLC Required Loan Paydown Amount, MCW LLC shall not be required to (but may) make any Additional Capital Contributions in connection with a Required Funds Call, and any failure by MCW LLC to contribute funds in accordance with a Required Funds Call (except in connection with MCW LLC’s contribution of Required Loan Paydown Funds up to the MCW LLC Required Loan Paydown Amount) shall not result in MCW LLC being a Non-Contributing Member for any reason under this Agreement. If GRI or Regency determines, in good faith, that Required Funds are necessary to be contributed to the Company, then either may send Notification to the Manager with a reasonably detailed description thereof, and if the Manager fails to issue a Required Funds Call in accordance with such Notification within ten (10) Business Days following such Notification, then Regency or GRI, as applicable, may issue the Required Funds Call on behalf of the Manager.

(d) Required Loan Paydown Funds. Notwithstanding anything to the contrary or otherwise set forth herein, the Members hereby acknowledge and agree that Required Funds Calls for Required Loan Paydown Funds shall be made by the Manager (at the request of GRI or Regency) in accordance with the Deleveraging Schedule, and that either (i) Regency’s or GRI’s failure to contribute such funds in accordance with any such Required Funds Call or (ii) MCW LLC’s failure to contribute such funds in accordance with any such Required Funds Call up to the MCW LLC Required Loan Paydown Amount (provided that MCW LLC may, but shall not be obligated to, contribute funds in excess of the MCW LLC Required Loan Paydown Amount), shall result in such Member being a Non-Contributing Member. If the Manager fails to issue a Required Funds Call for Required Loan Paydown Funds within ten (10) Business Days following Notification from Regency or GRI, as the case may be, then Regency or GRI, as applicable, may issue the Required Funds Call for Required Loan Paydown Funds on behalf of the Manager. Following a Section 7.5 Election, Required Funds Calls for Required Loan Paydown Funds shall only be made to repay Financing that has matured.

(e) Deficiency Contributions. Notwithstanding the provisions of this Section 3.2 and Section 3.3, any Deficiency Contributions shall be loaned to the Company by GRI and Regency (any such loan, a “Company Loan”) at an interest rate equal to twelve percent (12%) per annum compounded monthly. Any Company Loan shall have no set maturity date and shall be unsecured and non-amortizing. Payments due under any Company Loan shall be obligations of the Company with the same standing and priority as Financing provided by a third party, and interest payments thereunder shall be payable by the Company to any funding Member(s) in arrears on the first Business Day of each month. Any Company Loan shall be funded to the Company within (10) Business Days following the applicable Call or Required Funds Call by GRI and Regency pro rata in the same proportion as each of their respective Percentage Interests then bears to the total of their Percentage Interests, unless GRI and Regency agree to a different proportion. If either GRI or Regency fails to so fund a Company Loan within such ten (10) Business Day period, then the funding Member may only fund the other Member’s share of such Company Loan as a Member Loan pursuant to Section 3.3(b) and may not elect to make a Voluntary Additional Capital Contribution. With respect to any such Member Loan, notwithstanding the provisions of Section 3.3(b): (i) the principal amount of such Member Loan shall not constitute a Capital Contribution by the non-funding Member but shall be deemed to be the funding of the Company Loan by such non-funding Member and (ii) until any such Member Loan is repaid in full, any payments under any Company Loan that would otherwise be payable to such non-funding Member shall be paid to the Member that funded such Member Loan as payments of accrued interest and principal (first applied to interest and then to principal) on all such outstanding Member Loans. All outstanding Company Loans shall be converted on a dollar for dollar basis to Additional Capital Contributions of GRI and Regency (as applicable) pursuant to the Loan Conversion Calculation immediately following the date that MCW LLC is no longer a Member of the Company. All outstanding Company Loans shall be so converted to Additional Capital Contributions, whether or not MCW LLC is a Member of the Company, as soon as practicable following a Section 7.5 Election or a Section 12.5 Election. Following the consummation of such conversion of Company Loans, a Member that provided a Member Loan in connection with another Member’s failure to fund a Company Loan shall have the right to convert such Member Loan to a Voluntary Additional Capital Contribution pursuant to Section 3.3 and the Membership Interests of the funding Member and the non-funding Member will be adjusted accordingly pursuant to Section 3.3(b) and Section 3.3(c). With respect to any Company Loan that is funded ratably by both GRI and Regency pursuant to this Section 3.2(e), if the Percentage Interests of GRI and Regency change following the funding of such Company Loan, then immediately prior to the conversion of such Company Loan to Additional Capital Contributions, Regency and GRI shall sell interests in such Company Loan to each other such that their respective ownership percentages of such Company Loan equals their respective Percentage Interests in the Company at the time of such conversion. In connection with any such purchase, the purchasing Member shall pay the other Member (A) the principal amount of such Company Loan, plus (B) the amount of any accrued and unpaid interest on such principal amount multiplied by (C) the percentage interest in such Company Loan being purchased.

Section 3.3 Default by a Member.

(a) Default. Subject to Section 3.2(e) hereof regarding Deficiency Contributions, if a Member is obligated to make an Additional Capital Contribution pursuant to Section 3.2(b) hereof or Section 3.2(c) hereof and, after any grace period provided in Section 7.2(a) hereof, such Member fails to make such Additional Capital Contribution, then, in any such event, the unpaid amount shall be called the “Contribution Deficiency”, such Member shall be deemed a “Non-Contributing Member” and the date that such Member was required to pay such amount pursuant to Section 3.2(b) or Section 3.2(c), as applicable, shall be the “Default Date”. The Manager shall give a Notification to the non-defaulting Member(s) as soon as practicable after the Default Date and the non-defaulting Member(s) shall have the right, but not the obligation, either (x) to advance to the Company an amount up to the amount of the Contribution Deficiency and treat such advance as a deemed loan (a “Member Loan”) to the Non-Contributing Member pursuant to Section 3.3(b) below (in which case the Contributing Member shall be entitled, if it elects by Notification any time a Member Loan is outstanding, to convert such Member Loan, in whole or in part, to a Voluntary Additional Capital Contribution, provided that such conversion would not cause a violation of Financing documents) or (y) to make a Voluntary Additional Capital Contribution pursuant to Section 3.3(c) below if not restricted by the then-existing Financing documents (any such Member making a Member Loan or a Voluntary Additional Capital Contribution, a “Contributing Member”). If more than one Member elects to be a Contributing Member (either by making a Member Loan or a Voluntary Additional Capital Contribution), then each of the Contributing Members shall advance the Contribution Deficiency to the Company pro rata in the same proportion as its Percentage Interest bears to the total of the Percentage Interests of all Contributing Members, unless all Contributing Members agree between themselves to a different proportion.

(b) Member Loan. If the Contributing Member elects to make a Member Loan, then the Member Loan shall bear interest compounded monthly at the annual rate equal to the greater of (x) eighteen percent (18%) or (y) twelve percent (12%) plus the “prime” or “base” rate of interest of commercial lending announced from time to time by Bank of America (or a reasonably equivalent financial institution selected by the Contributing Member). Notwithstanding the foregoing, in no event shall the interest rate imposed pursuant to the foregoing sentence exceed the maximum rate permitted by law at the time the Member Loan is made. A Non-Contributing Member may pre-pay an outstanding Member Loan to it in full or in part with all accrued interest at any time. To the extent that any Member Loans are outstanding, all amounts otherwise distributable to the Non-Contributing Member under Section 5.1 hereof shall instead be distributed directly to the Contributing Member(s) as deemed distributions to the Non-Contributing Member followed by deemed payments of accrued interest and principal (first applied to interest and then to principal) on all outstanding Member Loans by the Non-Contributing Member to the Contributing Member(s) until all such Member Loans have been repaid in full. If a Member has multiple Member Loans outstanding at any given time, the order of priority of such Member Loans shall be based on the seniority in ages of such Member Loans (i.e., the Member Loan that has been outstanding for the longest amount of time shall have the highest priority and the Member Loan that has been outstanding for the least amount of time shall have the lowest priority). If any Member shall make a Member Loan, any such loan will not increase such Member’s Percentage Interest and will not be added to the Capital Account of such Member, but will constitute a Capital Contribution by the Non-Contributing Member funded by the Member Loan. At any time after the Contributing Member elects to convert a Member Loan (with accrued interest) to a Voluntary Additional Capital Contribution in accordance with Section 3.2(e) or Section 3.3(a) above, the Non-Contributing Member shall be treated as satisfying its obligations under the Member Loan (to the extent of such Voluntary Additional Capital Contribution) by transferring a portion of its Membership Interest to the Contributing Member in accordance with the provisions of Section 3.3(c) below, the Voluntary Additional Capital Contribution shall be credited to the Contributing Member’s Capital Account and the Contributing Member’s and Non-Contributing Member’s Percentage Interests will be adjusted in accordance with the Dilution Percentage formula set forth in Section 3.3(c). If a Member Loan is converted to a Voluntary Additional Capital Contribution, such election shall not be made without the written consent of GRI acknowledging that such conversion will not cause this Agreement to fail to comply with the provisions of Section 514(c)(9)(E) of the Code. In order to secure any Member Loan under this Section 3.3(b), the Non-Contributing Member hereby grants to the Contributing Member a first priority security interest (or subordinate to any prior Member Loans) pursuant to the Delaware Uniform Commercial Code in the Non-Contributing Member’s Membership Interest and in all additions thereto, substitutions therefor and distributions and proceeds thereof. The Non-Contributing Member agrees to execute and deliver and hereby authorizes the filing of financing and continuation statements covering said property from time to time and in such form as the Contributing Member may require to perfect and continue the perfection of the Contributing Member’s security interest with respect to said property. The Non-Contributing Member shall pay all costs of filing such statements and renewals and releases thereof and shall pay all reasonable costs and expenses of any record searches for financing statements the Contributing Member may reasonably require. Upon any default by the Non-Contributing Member due to the failure of all or any part of a distribution to be paid to the Contributing Member in accordance with this Section 3.3(b), or any other default of the Member Loan which remains uncured thirty (30) days following receipt of Notification of default from the Contributing Member, the Contributing Member may, at its option (and without any further notice to or demand on the Non-Contributing Member) do any one or more of the following: (i) foreclose or otherwise enforce the Contributing Member’s security interest in any manner permitted by law; (ii) sell or otherwise dispose of the foregoing collateral at one or more public or private sales, whether or not such collateral is present at the place of sale, for cash or credit, on such terms and in such manner as the Contributing Member may reasonably determine; and (iii) recover from the Non-Contributing Member all costs and expenses, including without limitation, reasonable attorneys’ fees, incurred or paid by the Contributing Member in connection with the foregoing. The Contributing Member shall also have the rights and remedies of a secured party under the Delaware Uniform Commercial Code as well as all other rights and remedies available at law, in equity or hereunder, all of which rights and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Contributing Member’s security interest in the foregoing collateral. The Non-Contributing Member hereby agrees that thirty (30) days’ prior Notification to it at its address set forth herein of the time and place of any public sale or of the time after which any private sale or other intended disposition is to be made shall be deemed reasonable Notification thereof. The Non-Contributing Member hereby represents and warrants that it is the owner of the above-described collateral (i.e., a Membership Interest, together with additions thereto, substitutions therefor and proceeds thereof). The Non-Contributing Member further agrees, at its sole cost and expense, to do all acts that may be necessary to maintain, preserve and protect such collateral; to appear in and defend any action or proceeding which may affect its title to or the Contributing Member’s interest in such collateral; and to keep all of the Non-Contributing Member’s records concerning such collateral at the Non-Contributing Member’s address for notices set forth below. Recourse to a Non-Contributing Member in connection with a Member Loan shall be limited to such Non-

Contributing Member’s Membership Interest and any distributions or proceeds applicable to such Membership Interest.

(c) Voluntary Additional Capital Contribution. Subject to any restrictions set forth in any Financing documents, if the Contributing Member elects not to make a Member Loan, the Contributing Member may, but shall not be obligated to, make a voluntary Capital Contribution in an amount equal to the Additional Capital Contribution (or, if there is more than one such Contributing Member, such amount shall be the applicable Contributing Member’s pro rata share of such Additional Capital Contribution as determined in accordance with the final sentence of Section 3.3(a) above) which the Non-Contributing Member failed to make as determined after a Call or a Required Funds Call, as applicable (“Voluntary Additional Capital Contribution”). Upon the making of a Voluntary Additional Capital Contribution, the Percentage Interests of the Members shall be re-calculated as of the Default Date as follows: the Percentage Interest of the Non-Contributing Member shall be equal to the amount determined by subtracting the Dilution Percentage from such Member’s then Percentage Interest and the Percentage Interest of the Contributing Member shall be equal to the amount determined by adding the Dilution Percentage to such Member’s then Percentage Interest (and if there is more than one Contributing Member making a Voluntary Additional Capital Contribution, the resulting increase in their Percentage Interests shall, in the aggregate, be equal to the Dilution Percentage and shall be allocated between the two Contributing Members pro rata in the same proportion as the Voluntary Additional Capital Contributions at issue). The “Dilution Percentage” shall be a percentage equal to the fraction, (i) the numerator of which is 135% multiplied by the amount of the Additional Capital Contribution then due from the Non-Contributing Member and (ii) the denominator of which is the sum of the Deemed Closing Date Capital Contributions plus the aggregate amount of all Capital Contributions following the date hereof (if any) plus the Additional Capital Contributions (including any Voluntary Additional Capital Contributions) contributed in connection with the Call or Required Funds Call at issue minus distributions of Net Proceeds from Capital Transactions and Net Proceeds from Financings to the Members following the date hereof. Notwithstanding anything in this Section 3.3 to the contrary, no Member shall be permitted to make any Voluntary Additional Capital Contribution to the extent that such contribution would dilute any Member in violation of any then-existing Financing documents, and instead shall be required to make a Member Loan pursuant to Section 3.3(b). Examples of dilution under this Section 3.3(c) are set forth in Schedule 7. Notwithstanding the foregoing, (x) GRI shall not make any Voluntary Additional Capital Contributions if MCW LLC is the Non-Contributing Member if (A) GRI’s Percentage Interest is greater than or equal to sixty percent (60%) and (B) either (i) the Regency Option Period has not expired or (ii) Regency’s option to purchase a five percent (5%) Membership Interest pursuant to the 20% Purchase Agreement has not expired and (y) Regency shall not make any Voluntary Additional Capital Contributions if MCW LLC is the Non-Contributing Member if (A) Regency’s Percentage Interest is greater than or equal to forty percent (40%) and (B) the closing of the 20% Purchase with respect to the Membership Interest to be acquired by GRI under the 20% Purchase Agreement has not been consummated.

Section 3.4 Capital of the Company; Capital Accounts.

(a) Capital Account. Each Member shall have a Capital Account. Each Member’s Capital Account on the date of this Agreement is set forth on Exhibit A.

(b) Adjustments to Capital Account. Without limiting the generality of the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Additional Capital Contributions by the Member to the Company (specifically including Voluntary Additional Capital Contributions, if applicable), and (ii) allocations to the Member of Profit (or items thereof pursuant to Article IV hereof), including all items of Company income and gain (including income and gain exempt from tax) specially allocated to the Member pursuant to Section 4.2 and Section 4.3 of this Agreement, and (iii) the amount of any Company indebtedness assumed by such Member or which is secured by liens on any property distributed to such Member, and the Capital Account of each Member shall be reduced by (w) the Gross Asset Value of all property and the amount of all cash distributed to such Member pursuant to this Agreement, (x) allocations to the Members of Loss (or items thereof pursuant to Article IV hereof), including all items of Company deduction and loss specially allocated to such Member pursuant to Section 4.2 and Section 4.3 of this Agreement and (y) the amount of any indebtedness of such Member assumed by the Company or which is secured by any property contributed by such Member to the Company.

(c) Compliance With Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitations, debits or credits relating to liabilities that are secured by liens on contributed or distributed property or that are assumed by the Company or a Member), are computed in order to comply with such Treasury Regulations, the Manager, with the approval of the Members, may make such modification, provided that it is not likely to have an adverse effect on the amounts distributed to any Member pursuant to Article VII hereof upon the dissolution of the Company. The Manager, with the approval of the Members also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(d) Members’ Rights and Obligations Regarding Capital Contributions. No interest shall be paid by the Company on any Capital Contribution except as specifically provided herein. A Member shall not be entitled to demand the return of, or to withdraw, any part of its Capital Contributions or its Capital Account, or to receive any distribution, except as provided in this Agreement. No Member shall be liable for the return of the Capital Contributions of any other Member or the payment of interest thereon, except as provided in this Agreement with respect to Member Loans. No Member shall be obligated or permitted to make any contributions to the capital of the Company other than the Capital Contributions provided for in this Article III.

ARTICLE IV

TAX ALLOCATIONS

Section 4.1 Allocation of Profit and Loss.

(a) Allocation of Profit and Loss. After giving effect to the Special Allocations set forth in Section 4.2 and Section 4.3 hereof, Profit and Loss (or items thereof) shall be allocated among the Members in a manner that will, as nearly as possible, cause the Adjusted Capital Account balance of each Member (as computed for purposes of Section 704(b) of the Code) at the end of such Company taxable year (but without taking into account actual cash distributions made during such year) to be equal to an amount equal to the hypothetical distribution (if any) that such Member would receive if, on the last day of such Company taxable year (or portion thereof), (w) all distributions under Article V of the Agreement distributed during, or distributable for, such Company taxable year (or portion thereof) were distributed in accordance with such Article of the Agreement, (x) all remaining assets, including cash, were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such Company taxable year (or portion thereof), (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the assets securing such liability) and (z) the net proceeds of such sale (after satisfaction of such liabilities) were distributed in full pursuant to Section 7.4(b)(iii) hereof.

(b) Tax Credits. Except to the extent otherwise provided in Treasury Regulations Section 1.704-1(b)(4)(ii), any tax credits or tax credit recapture for any Fiscal Year shall be allocated among the Members in accordance with each Member’s respective Percentage Interest as of the time such tax credit was claimed.

Section 4.2 Special Allocations. Notwithstanding any provision of Section 4.1, the following special allocations (the “Special Allocations”) shall be made for each Fiscal Year in the following order of descending priority:

(a) Company Minimum Gain. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 4.2(a) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal

Year, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 4.2(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.2 have been tentatively made as if this Section 4.2(c) were not in this Agreement.

(d) Gross Income Allocation. In the event a Member has an Adjusted Capital Account Deficit at the end of any Company Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that Company would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.2 have been made as if Section 4.2(c) and this Section 4.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in proportion to the Percentage Interests held by them during such Fiscal Year in accordance with Treasury Regulations Section 1.704-2(b)(1). If the Manager determines in its good faith discretion that the Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Manager is authorized, with the approval of GRI and Regency, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the economic risk of loss (as defined in Treasury Regulations Section 1.704-2(b) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their respective Percentage Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 4.3 Curative Allocations. The allocations set forth in Section 4.2(a) through (g) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(b). Notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations hereof), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred. In determining the allocations under this Section 4.3, consideration shall be given to future allocations under Section 4.2(a) and Section 4.2(b) that, although not yet made or required, are likely to offset allocations under Section 4.2(e) and Section 4.2(f).

Section 4.4 Other Allocation Rules.

(a) Profits, Losses and other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of any Company assets are adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, and provided further that Profits, Losses and such other items shall also be allocated for any portion of such Fiscal Year for which the Company is required to allocate Profits, Losses, and other items of income, gain, loss, or deduction pursuant to Article IV.

(b) For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

Section 4.5 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i), income, gain, loss and deduction (as computed for tax purposes) with respect to any property contributed to the capital of the Company or otherwise revalued on the books of the Company shall, solely for tax purposes, be allocated among the Members to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of the contribution or revaluation. In addition, if any gain (as computed for tax purposes) on the sale or other disposition of Company property shall constitute recapture of depreciation under Sections 291, 1245 or 1250 of the Code or any similar provision, such gain shall (to the extent possible) be divided among the Members in proportion to the depreciation deductions previously claimed by them (or their predecessor in interest) giving rise to such recapture.

Any elections or other decisions relating to such allocations shall be made by the Members, jointly, in any manner that reasonably reflects the purpose and intention of this Agreement.

Except as otherwise provided in this Agreement, for federal income tax purposes, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same manner as its correlative item of “book” income, gain, loss, deduction or other item was allocated pursuant to Section 4.1 and Section 4.2 of this Agreement or otherwise.

Section 4.6 Allocations to Transferred Membership Interests. In the event of a transfer of any Membership Interest, regardless of whether the transferee becomes a Member, all items of income, gain, loss, deduction and credit for the Fiscal Year in which the transfer occurs shall be allocated for federal income tax purposes between the transferor and the transferee on the basis of the ownership of the Membership Interest at the time the particular item is taken into account by the Company for federal income tax purposes, except to the extent otherwise required by Section 706(d) of the Code. Distributions made on or after the effective date of transfer shall be made to the transferee, regardless of when such distributions accrued on the books of the Company. The effective date of the transfer shall be (a) in the case of a voluntary transfer, the date of the transfer, or (b) in the case of an involuntary transfer, the date of the operative event.

Section 4.7 Tax Elections. The Tax Matters Member (as hereinafter defined) may, with the approval of GRI and Regency, which shall not be unreasonably withheld, make such tax elections in any Fiscal Year, including any election under Section 754 of the Code or an election out of installment sale treatment under Section 453 of the Code. Notwithstanding the foregoing, if any Member requests that the Tax Matters Member make an election under Section 754 of the Code, the Tax Matters Member shall make this election promptly after receiving Notice of the request from such Member.

Section 4.8 Designation of Tax Matters Member.

(a) The Manager shall act as the “tax matters partner” (the “Tax Matters Member”) of the Company, as provided in Treasury Regulations pursuant to Section 6231 of the Code and is authorized to qualify as such, and GRI (and Regency, if Regency is not the Manager) shall be a “notice partner” within the meaning of Code Section 6223. All

Members hereby Consent to such designations and agree to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such Consent.

(b) To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member shall furnish the name, address, profits, interest and taxpayer identification number of the Members to the Internal Revenue Service (“IRS”).

(c) To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”).

(d) The Tax Matters Member is authorized, but not required:

(i) to enter into any settlement with the IRS with respect to any tax audit or judicial review, and in the settlement agreement the Tax Matters Member may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (1) who (within the time prescribed pursuant to the Code and Treasury Regulations) files a statement with the IRS providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member or (2) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code), and, to the extent provided by law, the Manager shall cause each Member to be designated a notice partner;

(ii) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed or otherwise given to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii) to intervene in any action brought by any other Member for judicial review of a final adjustment;

(iv) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition, complaint or other document) for judicial review with respect to such request;

(v) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi) to take any other action on behalf of the Members of the Company in connection with any tax audit or judicial review to the extent permitted by applicable law or regulations.

Subject to the following sentence, the taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the Tax Matters Member (provided, however, that the Tax Matters Member shall keep the Members informed as to the status of all such proceedings), and the provisions relating to indemnification of the Manager set forth in Section 6.16(c) of this Agreement shall be fully applicable to the Tax Matters Member in its capacity as such. The Tax Matters Member shall provide the Members the opportunity to review and comment on the taking of any action and the incurring of any material expense in connection with any such proceeding.

(e) Reimbursement. The Tax Matters Member shall receive no compensation for its services as such. All third-party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and a law firm to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions.

(a) Distributions of Net Operating Cash. For each month (by no later than the fourteenth (14th) day following the end of such month), the Company shall make distributions of the Net Operating Cash for such month, as follows:

(i) First, to Regency an amount equal to the product of (i) Net Operating Cash for such month multiplied by (ii) Regency’s Percentage Interest as of the end of the month for which the distributions are being made.

(ii) Second, for any distribution that occurs during a month following the end of a Fiscal Quarter, and for any period during which Regency or an Affiliate of Regency is the Manager, to Regency for each Fiscal Quarter (by no later than the fourteenth (14th) day following the end of such Fiscal Quarter), the Base Amounts for such Fiscal Quarter, together with all previously accrued but unpaid Base Amounts.

(iii) Third, to GRI an amount equal to the product of (i) Net Operating Cash for such month multiplied by (ii) GRI’s Percentage Interest as of the end of the month for which the distributions are being made. For any such distribution made during a month in which the GRI Base Amount is distributed to Regency pursuant to Section 5.1(a)(ii) above, the amount of the distribution to GRI described in the foregoing sentence shall be reduced by the amount of the GRI Base Amount distributed to Regency.

(iv) Fourth, to MCW LLC an amount equal to the product of (i) Net Operating Cash for such month multiplied by (ii) MCW LLC’s Percentage Interest as of the end of the month for which the distributions are being made. For any such distribution made during a month in which the MCW LLC Base Amount is distributed to Regency pursuant to Section 5.1(a)(ii) above, the amount of the distribution to MCW LLC described in the foregoing sentence shall be reduced by the amount of the MCW LLC Base Amount distributed to Regency.

(b) Distributions of Net Proceeds from Capital Transactions and Net Proceeds from Financings. Within thirty (30) days after the closing of a Capital Transaction or Financing, the Company shall distribute the Net Proceeds from Capital Transactions or Net Proceeds from Financings, as applicable, as follows unless GRI and Regency elect as a Major Decision to maintain all or a portion of such Net Proceeds from Capital Transactions or Net Proceeds from Financings, as applicable, in the Company:

(i) First, to Regency, an amount equal to the sum of all previously accrued but unpaid Base Amounts due to Regency.

(ii) Second, distributions of any remaining Net Proceeds from Capital Transactions or Net Proceeds from Financings, as applicable, to the Members pro rata in accordance with their respective Percentage Interests.

Section 5.2 Repayment of Member Loans. Notwithstanding the provisions of Section 5.1 to the contrary, to the extent any Member Loans are outstanding at the time that a distribution is made pursuant to the terms of Article V, then all amounts otherwise distributable to a Non-Contributing Member under this Article V shall be distributed directly to the Contributing Member and deemed to constitute distributions to the Non-Contributing Member followed by deemed payments of accrued interest and principal on all outstanding Member Loans by the Non-Contributing Member to the Contributing Member until such time as all Member Loans have been repaid in full. All amounts paid to a Contributing Member in satisfaction of a Member Loan pursuant to the terms of this Section 5.2 shall be deemed to have been distributed to the Non-Contributing Member for all purposes of this Agreement (including, but not limited to, the determination of the Non-Contributing Member’s Capital Account balance).

Section 5.3 Limitations on Distributions. The Company shall make no distributions to the Members except (i) as provided in this Article V and Article VII hereof, or (ii) as agreed to by all of the Members. A Member may not receive a distribution from the Company to the extent that such distribution would be prohibited by Section 18-607 of the Act.

Section 5.4 Distribution Notices. In connection with any distribution under this Article V, the Manager shall distribute to the Members a summary of the calculation(s) used to determine such distribution and copies of any work papers generated and/or used in connection therewith.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF THE COMPANY

Section 6.1 Management Generally.

(a) Authority of the Manager With Respect to Daily Operations. Subject to this Agreement, the overall management and control of the business and affairs of the Company shall be vested in the Manager. Regency shall be the initial Manager. Except for those matters expressly required under this Agreement to be approved by all or any Member(s), (i) the Manager shall be the sole decision-maker on all day-to-day operational issues, and (ii) all decisions with respect to the day-to-day operations of the Company made by the Manager shall be binding on the Company and each of the Members, including the following:

(i) subject to Section 6.2 and Section 6.3 hereof, taking all such actions as are necessary or desirable to cause the Company to acquire, hold, manage and sell Projects in accordance with the Investment Criteria and this Agreement, including, without limitation, executing any deed, lease, easement, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, certificate or other instrument in connection with the acquisition, holding, financing, management, maintenance, operation, lease, mortgage or other disposition of a Project, and any Person dealing with the Company shall be entitled to rely on such execution, without any further investigation, as the authority of the Manager to execute any such document on behalf of the Company;

(ii) subject to Section 6.2(iv) and Section 6.7 hereof, consummating Financings in accordance with the Debt Financing Policy;

(iii) protecting and preserving the interests of the Company with respect to each Project and other assets owned by the Company and complying with all applicable laws and regulations and all agreements of the Company;

(iv) keeping all books of account and other records of the Company and each Project;

(v) coordinating the services of all property managers, engineers, accountants and other persons necessary or appropriate to carry out the business of the Company;

(vi) maintaining all funds of the Company in one or more Company accounts in a bank or banks and making payments for Company Expenses out of such account;

(vii) making distributions periodically to the Members in accordance with the provisions of this Agreement;

(viii) obtaining and complying with all policies of insurance in place with respect to the Company and the Projects;

(ix) subject to Section 6.2, instituting, defending, prosecuting, settling or otherwise taking any action on behalf of the Company with respect to any lawsuit or other legal action;

(x) preparing and filing all necessary returns, reports and statements and paying all taxes, assessments and other impositions relating to Projects or operations of the Company; and

(xi) performing other normal business functions and otherwise operating and managing the day-to-day business affairs of the Company in accordance with this Agreement.

(b) Budgets. The Manager shall implement the Budget and shall be authorized, without the need for further approval by the Members, to make the expenditures and incur the obligations provided for in the Budget, except that if the total expenditures and obligations for any Project exceed the total expenditures provided for such Project in the Budget by the lesser of (x) Seventy Five Thousand Dollars ($75,000) or (y) ten percent (10%), then any such expenditures shall be subject to the consent of GRI and Regency, not to be unreasonably withheld. Each year the Manager shall prepare and submit a new Budget to GRI and Regency for approval, consistent with the internal procedures used by the Manager for its own properties. Prior to the consummation of the 20% Purchase but not thereafter, MCW LLC shall have the right to approve any Budget in which budgeted net operating income varies by ten percent (10%) or more from the prior year’s Budget. A copy of each Budget shall be provided to Regency and GRI for their approval (and to MCW LLC for its information and for its approval if applicable pursuant to the prior sentence) no later than November 1 of the calendar year preceding the calendar year to which the Budget applies. If Regency, GRI and, if applicable, MCW LLC fail to agree on a Budget for any year, the Budget in effect for the preceding year shall remain in effect at the Project and Company levels, except that (i) no Capital Expenditures shall be made, (ii) invoices for taxes, insurance, utilities, snow removal and other similar expenses necessary to operate the Projects shall be paid, and (iii) appropriate adjustments in other items of income and expense shall be made based on variances in occupancy, scheduled contract price increases and the increase in the Consumer Price Index-All Urban Consumers, U.S. City Average, since the beginning of the preceding year. Any matter requiring approval by a Member under this Section 6.1(b) shall be deemed approved if a Member fails to respond to a Notification regarding such matter within ten (10) Business Days following receipt thereof; provided that in order for such deemed approval to be effective the Notification must begin with the following in bold capitalized letters: FAILURE TO RESPOND TO THIS NOTIFICATION WITHIN TEN (10) BUSINESS DAYS SHALL RESULT IN A DEEMED APPROVAL UNDER SECTION 6.1(B) OF THAT CERTAIN SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MACQUARIE COUNTRYWIDE-REGENCY II, LLC. The text of any such Notification shall be modified as appropriate if the name of the Company is changed.

(c) Emergency Repairs. The Manager may make expenditures on behalf of the Company, or enter into contracts whose costs are not included in the Budget,

for repairs to any Project which, in the Manager’s opinion, using reasonable business judgment, are immediately required to be made for the preservation and safety of the Project, to avoid the suspension of any essential service to or for the Project, to avoid danger to life or property at the Project, or to comply with law if the non-compliance therewith could subject the Manager, the Company, any Project Level Entity or either of their Affiliates (or their respective employees) to criminal or civil liability (“Emergency Expenditures”). The Manager shall promptly, but in no event later than twenty-four (24) hours from the time the Manager learns of such emergency, notify the Members of any such emergency. Immediately thereafter, the Manager shall send GRI and Regency a Notification setting forth the nature of the emergency and any action taken in connection therewith.

(d) Removal of the Manager. If a Manager Removal Event occurs with respect to the then current Manager, any Member with a Percentage Interest greater than ten percent (10%) may elect by Notification to the Members following such Manager Removal Event (any such election, a “Manager Removal”) to remove the Manager as the manager of the Company. Following any such election with respect to the removal of Regency as the initial Manager, GRI (or its Affiliate) shall be the new Manager of the Company in substitution for the initial Manager and the overall management and control of the business and affairs of the Company shall be vested in GRI or its Affiliate in the capacity of Manager (and as a consequence thereof, GRI or its Affiliate[s] shall be entitled to all fees and reimbursements that were previously payable to Regency as the initial Manager and its Affiliates prior to such Manager Removal, including, without limitation, the amounts payable pursuant to Sections 6.5, 6.6 and 6.9 hereof). Upon any Manager Removal with respect to GRI or any Manager succeeding GRI as Manager, a replacement Manager shall be selected by the Member holding the majority Percentage Interest between the remaining Members (other than the Member that has been so removed as Manager). Upon any Manager Removal, (x) the Company, and/or any Project Level Entities (as applicable) may terminate any of the Manager Agreements and may enter into replacement agreements with the replacement Manager (or its Affiliate[s]), (y) the Manager being removed or any of its successors-in-interest shall promptly cause, upon demand of the replacement Manager, the execution and delivery to the Company of all documents that may reasonably appropriate, in the opinion of counsel for the replacement Manager, to confirm such substitution (provided, however, that the parties agree that such substitution shall be automatic following a Manager Removal and that no documents other than the Notification described in the first sentence of this Section 6.1(d) shall be necessary to effect any Manager Removal) and (z) following a Manager Removal of Regency or any Affiliate of Regency as the initial Manager, the Base Amounts shall no longer be payable under this Agreement. Notwithstanding such Manager Removal, the Manager that has been removed shall remain liable for all liabilities, duties and obligations of such Manager as manager of the Company arising prior to the Manager Removal.

(e) Manager Duties. Except as otherwise expressly provided in this Agreement, any Manager shall at all times act in good faith and in, or in a manner that is not contrary to, the best interests of the other Members and the Company. In managing the affairs of the Company and in dealings with the other Members, except as otherwise expressly provided in this Agreement, the Manager shall owe the same fiduciary duty to the other Members as a general partner owes to each other party in a general partnership under Delaware law, including: (a) a duty of loyalty, which requires the Manager to carry out its responsibilities with loyalty, honesty, good faith and fairness towards the Company and the Members and (b) a duty of care, which requires the Manager to discharge its duties with the diligence, care and skill that a general partner would be required under Delaware limited partnership law to exercise under similar circumstances, including, but not limited to, actions with respect to the safekeeping and use of all funds, assets and records of the Company. Unless expressly stated otherwise in this Agreement, the standard of performance applicable to the Manager as set forth in this Section 6.1(e) shall be applicable to any Manager in performing its obligations under each provision of this Agreement. The provisions of this Section 6.1(e) shall not be applicable with respect to any rights of a Manager as a Member under Section 7.5, Section 7.6, Section 10.2, Section 10.3 and Section 12.5 below (for avoidance of doubt, however, the provisions of this Section 6.1(e) shall apply to all such Sections in connection with the duties and obligations of a Manager as the Manager of the Company). Every Manager shall comply with CalPERS’ Responsible Contractor Program, a copy of which is attached as Schedule 8.

Section 6.2 Major Decisions. Notwithstanding anything to the contrary contained in this Agreement, no act shall be taken or sum expended or obligation incurred by the Company or any Member, or anyone on their behalf, with respect to any of the following matters, unless such matter has received the prior written approval of GRI and Regency (each, a “Major Decision”):

(i) the acquisition of any New Project or any other real property;

(ii) the Sale of all or any part of a Project or any other real property or any interest therein (provided that this clause (ii) shall not affect the rights of any Member set forth in Article X below);

(iii) the adoption of or any modification to the Investment Criteria;

(iv) entering into any Financing, or increasing or extending any Financing;

(v) entering into any hedging;

(vi) except as permitted by Section 6.1(b) or Section 6.1(c), any expenditure not provided for in the then current Budget;

(vii) entering into any Anchor Lease, any material amendment to or extension of an Anchor Lease or permitting any tenant under any Anchor Lease to enter into an assignment thereof or a sublease of all or any material portion of the premises where landlord consent is required by the terms of the applicable Anchor Lease;

(viii) entering into any lease other than an Anchor Lease that is less favorable to the Company than the acceptable lease rates and other significant terms set forth for the applicable tenant space in the then current approved Budget (a “Non-Conforming Lease”) if any of the following are applicable: (A) the base rent due under the Non-Conforming Lease is less than the amount established therefor in the then current approved Budget by more than ten percent (10%), (B) the tenant improvement allowance and/or tenant improvement costs to be funded by the landlord under the Non-Conforming Lease are greater than the amount established therefor in the then current approved Budget by more than ten percent (10%) or (C) the Non-Conforming Lease, together with any other non-Anchor Leases for the same Project entered into on behalf of the Company during the same Fiscal Year, would result in a reduction in the annual base rent generated by such Project (as set forth in the then current approved Budget) of at least five percent (5%) in the aggregate;

(ix) any ground lease for all or any portion of a Project not identified in the then current approved Budget (so identified by setting forth an agreed base rent, term and other terms);

(x) the admission of a new Member to the Company, other than a transferee of Membership Interests permitted by Section 9.1, or the appointment of a successor or an additional manager of the Company;

(xi) terminating or dissolving the Company, except in accordance with Article VII hereof, or merging, consolidating or converting the Company;

(xii) entering into any contract (or any amendment or waiver thereof) or transaction with a Member or an Affiliate of a Member (and provided that any such contracts or transactions that are not on an “arm’s-length” basis on then-current market terms shall be subject to Section 6.3 below);

(xiii) confessing a judgment against the Company;

(xiv) entering into a joint venture or other co-ownership relationship with respect to the ownership of a Project;

(xv) making any tax election on behalf of the Company;

(xvi) changing any accounting method adopted by the Company unless required by generally accepted accounting principles in the United States;

(xvii) causing the Company to enter into any agreement, other than real property leases or construction agreements, that is not cancelable without penalty on thirty (30) days’ notice or less;

(xviii) forming, dissolving, merging, consolidating or converting a Project Level Entity or any other direct or indirect subsidiaries of the Company;

(xix) making any election pursuant to Treasury Regulation Section 301.7701-3 to classify the Company for federal income tax purposes as anything other than a partnership or to classify a Project Level Entity for federal income tax purposes as anything other than a disregarded entity;

(xx) granting any lien, security interest, pledge, mortgage, deed of trust or other encumbrance on any asset of the Company (other than easements or similar rights that do not adversely affect the use or value of the Project);

(xxi) any zoning change adverse to or any subdivision of any Project;

(xxii) instituting, defending, prosecuting, settling or otherwise taking any action on behalf of the Company with respect to any lawsuit or other legal action (including, without limitation, any condemnation or taking) or the settlement of any insurance claim where the amount at issue exceeds $100,000;

(xxiii) increasing the rates and fees schedules of any agreement between the Company and a Member or an Affiliate of a Member, except as specifically provided in the applicable agreement;

(xxiv) electing to maintain in the Company all or a portion of the Net Proceeds from Capital Transactions in accordance with Section 5.1(b) hereof;

(xxv) performing any act in contravention of this Agreement;

(xxvi) except as otherwise provided herein, taking any action which would make it impossible to carry on the ordinary business of the Company or substantially change the nature or scope of the business of the Company;

(xxvii) filing for bankruptcy, appointing a receiver or trustee or making a transfer for the benefit of creditors, or, except as provided in Section 7.2, initiating any dissolution, liquidation or reorganization of either the Company or any of the Project Level Entities (other than dissolution of a Project Level Entity that has disposed of its assets in a transaction that has been approved hereunder);

(xxviii) on behalf of any direct or indirect subsidiary of the Company (including, without limitation, any of the Project Level Entities), making any decision or election, or taking any action, that would require the approval of GRI, Regency and if applicable, MCW LLC (pursuant to this Section 6.2 or otherwise) if such decision, election or action were made or taken by the Company itself; or

(xxix) major redevelopment capital expenditures in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).

Section 6.3 MCW LLC’s Interest. Prior to the consummation of the 20% Purchase but not thereafter, notwithstanding the provisions of Section 6.2 above the following Major Decisions shall require the unanimous approval of all three Members: (i) [new Projects], (x) [new Members], (xi) [dissolution], (xii) [contracts with Members or Affiliates except on “arm’s-length” basis], (xiv) [joint ventures], (xv) [tax elections], (xvi) [accounting method], (xviii) [formation, dissolution, merger, consolidation, conversion], (xxvi) [contravention of Agreement], (xix) [tax elections re classification], (xxvi) [change in nature or scope of business], (xxvii) [bankruptcy] and (xxix) [major redevelopment capital expenditures]. MCW LLC shall have the right to (x) participate in meetings and discussions concerning Major Decisions (including, without limitation, any such meetings and discussions regarding Financings) and the Debt Financing Policy and (y) participate in discussions between lenders and the Manager regarding the “permitted” transfer provisions in any Financing documents; provided that MCW LLC’s approval rights with respect to Major Decisions shall be as expressly set forth in the prior sentence (and further provided that MCW LLC’s lack of participation shall not prevent GRI and Regency from making any Major Decisions, except with respect to the matters listed in the first sentence of this Section 6.3).

Section 6.4 Member Representatives.

(a) Initial Representatives. Any one of Lisa Palmer or Michael Mas, acting singly, shall serve as Regency’s initial representative, Steven Sewell shall serve as MCW LLC’s initial representative and any one of James Blumenthal, James Pounds or Jeffrey Distenfeld, acting singly, shall serve as GRI’s initial representative. Each Member may designate a new Member representative upon Notification to the other Members. The Member representatives shall meet quarterly (either in person or by telephone) to review the Company’s operations and more frequently as needed to address matters on an interim basis. Member representative meetings may be called by any Member representative with at least three Business Days’ prior Notification. Any Member representative may appoint another individual to act for such representative at any Member representative meeting by a proxy executed in writing and presented to the other Member representative at or before such meeting. Member representatives shall not be managers of the Company under the Act.

(b) Actions Binding on Members. Any written approval signed on behalf of a Member by its respective Member representative as designated pursuant to Section 6.4(a) shall be binding on such Member.

Section 6.5 Fees to the Manager and Its Affiliates. From time to time, the Manager or its designee may be required to perform certain acquisition, disposition or debt placement services for the Company. Any such services may be performed by a designee of Manager that is an Affiliate of the Manager. The Company shall pay the following fees to the Manager or its designee for performing the services set forth below:

(a) Acquisition Fee. The Manager or its Affiliate shall receive an acquisition fee for arranging the purchase of any New Project(s) by the Company from a third party that is not an Affiliate of a Member as provided in this Section 6.5(a). The acquisition fee for any New Project (or, if acquired in a single transaction or a series of related transactions, multiple New Projects) shall be equal to the lesser of (i) One Hundred Fifty Thousand Dollars ($150,000) or (ii) fifty (50) basis points of the purchase price of such Project(s) (which shall include the outstanding principal amount of and accrued and unpaid interest on debt assumed at the time of acquisition by the Company, but which will not include expenses and costs in connection with completing or financing the acquisition by the Company). In exchange for such acquisition fee, the Manager shall be obligated to perform all services necessary or desirable in connection with the acquisition of a New Project or New Projects subject to all applicable terms and provisions of this Agreement, including, without limitation, leading negotiations with third parties, performing and coordinating due diligence, engaging any third party consultants or service providers necessary in connection with such transaction and coordinating the closing. Any such fee shall be payable by the Company to the Manager or its Affiliate at the closing of such acquisition transaction.

(b) Disposition Fee. The Manager or its Affiliate shall be entitled to receive a disposition fee for arranging the Sale of any Project to a third party that is not a Member or an Affiliate of a Member. The disposition fee shall be based on Market Rates and shall not exceed fifty (50) basis points (0.50%) of the sale price (including the principal amount of the debt assumed by the purchaser, but excluding interest on such assumed debt, expenses and costs in connection with completing the transaction) of such Project reduced by any amount paid to a third party for providing any such disposition services. Any such fee shall be payable by the Company to the Manager or its designee at the closing of such disposition transaction by the Company.

(c) Capital Restructuring and Consulting Fees. The Manager or its Affiliate shall be entitled to receive a fee for capital restructuring and consulting services provided in connection with any new Financing (excluding Member Loans, Company Loans, and the refinancing of any Financing in place less than twelve [12] months) for the Company (but not the assumption of any such Financing or any extension or other modification of such Financing). The capital restructuring and consulting fee shall be equal to fifty (50) basis points (0.50%) of the total amount of the original principal amount of such new Financing. Such fee shall be payable by the Company to the Manager or its Affiliate at the closing of such new Financing transaction by the Company. The capital restructuring and consulting fee shall be reduced by any amount paid to a third party for any debt placement services in connection with any such new Financing.

(d) Construction Management Fee. The Company shall pay a construction management fee to the Manager or an Affiliate of the Manager as provided in the current Property Management Agreement or any replacement thereof.

(e) Property Management and Leasing Fees. The Company shall pay to the Manager or an Affiliate of the Manager property management and leasing or leasing oversight fees as provided in the Property Management Agreement or any replacement thereof.

(f) Services Performed by GRI or Regency. If GRI or Regency (or an Affiliate of either of them) is not the Manager and performs any of the services set forth in

Sections 6.5(a), (b) or (c) above, and the Manager does not perform those services, the applicable fees payable in connection with such services shall be payable to GRI or Regency, as applicable, or their Affiliate, as provided above.

Section 6.6 Costs and Expenses.

(a) Dead Deal Costs and Expenses. In the event that an acquisition of a New Project is approved by GRI, Regency and, if applicable, MCW LLC and the acquisition fails to close, all third party costs and incurred due diligence costs relating to such failed acquisition will be paid by the Company (and shared proportionately by GRI and Regency in accordance with their respective Percentage Interests), provided that such third party costs are for the payment of services for the benefit of the Company. Otherwise, any such costs shall be borne by the Member that incurred such costs.

(b) Other Third Party Costs and Expenses. At the time of the closing of any transaction that generates a fee under Section 6.5(a), Section 6.5(b) or Section 6.5(c) above, the Company shall reimburse the Manager (or, if applicable pursuant to Section 6.5(f), GRI or Regency or their Affiliate, as appropriate) for any costs related to the payment of services performed by a third party in connection with any such transaction, including legal due diligence and Project level compliance expenses.

Section 6.7 Hedging Activities. The Manager shall be responsible for carrying out all hedging activities on behalf of the Company and shall provide prompt Notification to the Members each time that it wishes to execute a hedge on behalf of the Company, together with such information with respect to such hedging activities as the Members may reasonably request; provided, however, that hedging activities shall only be engaged in to the extent that they hedge indebtedness incurred or to be incurred by the Company to acquire or carry real estate assets. The Manager shall clearly and unambiguously identify each hedging transaction (and related item hedged) as such for tax purposes in the Company’s books and records (pursuant to Code Section 1221(a)(7) and the Treasury Regulations thereunder) before the close of the day on which it was acquired, originated, or entered into (or at such other time as the Internal Revenue Service may by Treasury Regulations prescribe). The Manager hereby designates for tax purposes all future interest rate swap and derivative transactions as hedges of indebtedness incurred or to be incurred by the Company to acquire or carry real estate assets.

Section 6.8 Matters Relating to Manager Agreements. Any action to be taken by the Company as a party to a Manager Agreement, including but not limited to any amendment to or a notice of a default or waiver under or termination of any Manager Agreement, shall be decided by GRI, if Regency is the Manager, or by the Member holding the majority Percentage Interest between the remaining Members, if GRI is the Manager.

Section 6.9 Expenses. Nothing herein shall be construed to require the Manager to advance its own funds to pay any Company costs or expenses except for any costs and expenses incurred by the Manager by reason of any violation by the Manager of the standard of care set forth in Section 6.16(b). To the extent not paid for by a Project, the Company shall be responsible for and shall pay or shall reimburse the Manager for (i) all out-of-pocket expenses that are incurred by it in the conduct of the business of the Company and its subsidiaries in accordance with the Budget or as permitted in excess of the Budget by Section 6.1(b), or are expressly approved in writing by GRI and Regency, but excluding Manager Expenses. “Manager Expenses” as used herein means:

(a) all compensation of officers, members, partners and employees of the Manager and its Affiliates;

(b) all general office overhead and related expenses of the Manager, including rent, utilities, telecommunications, office furniture, equipment, accounting, legal, salaries and benefit expenses.

The Company shall not be responsible for payment of Manager Expenses. Manager Expenses shall not be treated as expenses of the Company and the payment thereof shall not be accounted for as contributions to or income of the Company and shall in no way affect the Members’ Capital Contributions or the Capital Account of any Member.

The expenses described above shall also include reimbursement to the Manager at hourly rates set forth in the Budget or as otherwise approved by GRI and Regency for the actual time reasonably incurred by only those professional employees of the Manager or its Affiliates listed in the Budget or otherwise approved by GRI and Regency in providing professional services in connection with the Company or the Projects that the Manager would otherwise be authorized hereunder to obtain from third party professionals, such as the services of in-house legal counsel in handling tenant disputes.

Section 6.10 Compensation of Members and their Affiliates.

(a) Except as may be expressly provided in this Article VI or elsewhere in this Agreement, or as may be approved by the Members, no Member nor any of their Affiliates shall receive, or shall be entitled to receive, any compensation, salaries, commissions (including, without limitation, for any Sale or Financing of the Projects), fees, profits, reimbursements or distributions from the Company.

(b) Each Member shall be responsible for all other costs and expenses incurred by such Member in connection with this Agreement, including their own legal and organizational costs, if any. Unless expressly authorized for reimbursement under this Agreement, all other fees and expenses incurred by the Members in connection with carrying out their obligations under this Agreement shall be paid by the Members on their own account and shall not be reimbursed to the Members or treated as Capital Contributions by them.

Section 6.11 Property Management. With the approval of GRI and Regency, Manager may hire an independent contractor to manage a Project pursuant to a property management agreement (the “Managing Agent”); provided, however, if the Managing

Agent is paid a fee less than the fee agreed to be paid to the Manager (or its Affiliate) for the same service, the cost savings will inure to the benefit of the Company and not the Manager or such other Affiliate of the Manager. Nothing herein is intended to preclude the Manager (or its Affiliate) from retaining a portion of the duties it performs for such a Project, e.g., accounting, in return for a portion of the fees that would otherwise be payable to the Managing Agent if it performed the same services.

Section 6.12 Other Activities of Members. Subject to complying with its express obligations set forth in this Agreement, each Member, in such Member’s individual capacity or otherwise, shall be free to engage in, to conduct or to participate in any business or activity whatsoever, including, without limitation, the acquisition, development, management, rental, sale and exploitation of real property, even if such business or activity competes with or is enhanced by the business of the Company.

Section 6.13 Project Level Entity. If Regency and GRI determine that for legal, tax or regulatory reasons it is in the best interests of the Company that the Company acquire a Project through an alternative investment structure, the Manager shall structure such acquisition through a Project Level Entity that is directly or indirectly owned 100% by the Company and that will acquire such Project in lieu of the Company. If the Manager structures such acquisition using a Project Level Entity, each Member shall make Capital Contributions directly to the Company which will in turn make Capital Contributions to the Project Level Entity to the same extent, for the same purposes and on the same terms and conditions as Members are required to make Capital Contributions to the Company. For purposes of this Agreement, the formation documents of each Project Level Entity and any agreements to which a Project Level Entity is a party, and any action with respect to the Project, including but not limited to a Major Decision, that would require the approval of GRI and Regency (and MCW LLC, if applicable) if the Project were owned directly by the Company shall require such approval even though such approval is not required by such formation documents or other agreements. The forms of formation documents to be used by a Project Level Entity shall not be materially amended without the approval of GRI and Regency. The Project Level Entity to be used for each Project is set forth on Exhibit B or in the contribution or purchase agreement for a Project acquired after the date hereof.

Section 6.14 Property Appraisals.

(a) Periodic Appraisals. In accordance with the Appraisal Policy, the Fair Market Value of all of the Projects owned by the Company shall be determined as of December 31 of each calendar year by appraisals performed by Qualified Appraisers. If a New Project is acquired by the Company during the second Half Year of a calendar year, then the Fair Market Value of that Project shall be determined by appraisal commencing as of December 31 of the ensuing calendar year and, until it is required to be determined by appraisal, the Fair Market Value of that Project shall equal the acquisition cost of that Project, unless such Project is otherwise required to be appraised sooner by this Agreement. The Manager shall, on behalf and at the expense of the Company, no later than December 1 of each calendar year, engage a Qualified Appraiser to perform the annual appraisal to determine the Fair Market Value of the Projects. At least fifteen (15) Business Days before any appraisal is completed, the Manager shall deliver a draft of the appraisal to the Members for their review, comments and questions. Thereafter, the Manager and the Qualified Appraiser shall respond to all comments and questions concerning the draft made by any Member. When the appraisal has been completed by the Qualified Appraiser, the Manager shall deliver a copy of the completed appraisal to the Members. The Manager shall use commercially reasonable efforts to cause all annual appraisals to be completed by the Qualified Appraiser and delivered to the Members within sixty (60) days following the end of each calendar year. The Company shall pay the cost of such appraisals. In connection with the preparation of any appraisal by a Qualified Appraiser pursuant to this Agreement, the Manager shall promptly furnish to the Qualified Appraiser and the Members all documents and information concerning the Projects reasonably requested by the Qualified Appraiser or the Members.

(b) Disputed Appraisals. If any Member disagrees with the determination of the Fair Market Value in an appraisal of a Project undertaken by the Company, such Member shall have the right, by giving a Notification to the other Members within fifteen (15) days after the Members have received the completed appraisal from the Manager, to appoint another Qualified Appraiser. If more than one Member so disagrees and exercises such right to appoint another Qualified Appraiser, then the disputing Member with the highest Percentage Interest alone shall take responsibility for the required process and assume the rights, duties and obligations of the disputing Member to the exclusion of the other disputing Member(s). Such disputing Member shall exercise commercially reasonable efforts to cause such Qualified Appraiser, within forty-five (45) days after the date of its appointment, to perform its own appraisal of the Fair Market Value of the Project and to select, together with the Company’s initial Qualified Appraiser, a third Qualified Appraiser. If the first two Qualified Appraisers are not able to agree on the appointment of a third Qualified Appraiser, the third Qualified Appraiser shall be selected by GRI. The disputing Member shall exercise commercially reasonable efforts to cause the third Qualified Appraiser to, within thirty (30) days from the date of its appointment, select either one of the Fair Market Values in the first two appraisals (and not any other Fair Market Value) as the one that most closely approximates the Fair Market Value of the Project in the opinion of the third Qualified Appraiser, and such Fair Market Value selected by the third Qualified Appraiser shall be final and binding on the Members. If the third Qualified Appraiser selects the Fair Market Value of the initial Qualified Appraiser engaged by the Company, the disputing Member shall pay the cost of the two additional appraisals. Otherwise, the Company shall pay the cost of the two additional appraisals.

(c) Appraisal Policy. All appraisals required by this Section 6.14 or any other provision of this Agreement shall be performed in accordance with the Appraisal Policy.

Section 6.15 Scope of Authority. Except as otherwise expressly and specifically provided in this Agreement, no Member, in its capacity as such or in any other capacity, shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the Company or any other Member. Neither the Company nor any Member shall by virtue of executing this Agreement be responsible or liable for any indebtedness or obligation of, or claim against, any other Member.

Section 6.16 Liability of Members and Others; Indemnification.

(a) Except as provided in the Act, the Members shall not be liable for any debts, liabilities, contracts or other obligations of the Company.

(b) No Member (or any partner, director, member, shareholder, officer or employee of any Member, direct or indirect) shall be liable to the other Members or to the Company for any act or omission performed or omitted by it in respect of this Agreement or the Company unless such action or omission constitutes gross negligence, fraud or willful misconduct or a breach of such Member’s obligations under this Agreement or any other agreement with the Company.

(c) The Company shall defend, protect, indemnify and hold harmless each Member, and their respective partners, officers, members, officers, directors, shareholders, agents and employees (collectively, “Indemnitees”) harmless from and against any third party claims, demands, losses, damages, liabilities or costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs (collectively, “Claims”) suffered or incurred by any of them by reason of their actions or omissions pursuant to this Agreement or by reason of their being a Member of the Company, other than those suffered or incurred by reason of such Indemnitee’s willful misconduct, fraud, gross negligence or breach of such Member’s obligations under this Agreement or any other agreement with the Company. If an Indemnitee shall be made, or is threatened to be made, a party to any claim, action or proceeding arising out of conduct by such Indemnitee on behalf of the Company, such Indemnitee shall immediately give the other Member(s) Notification of such claim, action or proceeding, and the other Member(s) shall have the right to join the resisting and defending of such claim, action or proceeding. The Company shall, for all Claims indemnifiable by the Company under this Section 6.16(c), pay all attorneys’ fees and other expenses incurred by the indemnified party so long as such party provides to the Company a reasonably satisfactory undertaking to reimburse the Company in the event the Claim at issue turns out not to be a Claim indemnifiable by the Company under this Section 6.16(c). Each Member shall cooperate, and shall cause its Indemnitees to cooperate, in connection with the defense of any claim, action or proceeding involving an Indemnitee which is indemnifiable under this Section 6.16(c). Any indemnification pursuant to this Section 6.16(c) shall be made only from the assets of the Company.

Section 6.17 REIT Status. The Manager shall at all times use commercially reasonable efforts to conduct the business of the Company such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company (determined as if the Company were a “real estate investment trust” (a “REIT”)) to qualify as a REIT under Section 856 of the Code and would permit the Company to avoid having any transactions treated as prohibited transactions under Section 857(b)(6) of the Code and incurring any tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code (determined as if the Company was a REIT). Notwithstanding anything to the contrary in this Agreement, the Manager shall, to the fullest extent possible consistent with the distribution provisions of Article V and Article VII, cause the Company to distribute to MCW LLC by the end of the Fiscal Year no less than 100% of the taxable income allocable to MCW LLC for such Fiscal Year so that MCW LLC may satisfy the requirements of Section 857(a)(1) of the Code for its taxable year (determined as if MCW LLC were a REIT).

Section 6.18 Unrelated Business Taxable Income. Except as otherwise provided by this Agreement and except with respect to income described in Code Section 514(a), the Manager shall cause the Company to use its good faith efforts to attempt to minimize income to the Company that could be characterized as unrelated business taxable income (“UBTI”) under Code Section 512. GRI shall respond to reasonable requests by the Manager for guidance on minimizing or avoiding UBTI in particular cases.

Section 6.19 Competing Projects. If the Manager (or any Affiliate thereof) has a direct or indirect ownership interest in any Competing Project, then the Manager shall give the Members Notification at least fifteen (15) Business Days prior to the execution of any lease at any such Competing Project, which Notification shall include the name and contact information of the tenant and any tenant’s representative and a summary of the terms of such lease, provided that the failure to deliver such Notification shall not constitute an Event of Default.

ARTICLE VII

WITHDRAWAL; DISSOLUTION AND TERMINATION

Section 7.1 Withdrawal. The Members shall not at any time withdraw, retire or resign from the Company. Withdrawal, retirement or resignation by a Member in contravention of this Section 7.1 shall subject such Member to liability for all damages caused by such retirement, withdrawal or resignation.

Section 7.2 Events of Default by Members; Change of Control.

(a) The occurrence of any of the following events with respect to a Member (“Defaulting Member”) shall constitute an event of default (“Event of Default”) under this Agreement on the part of such Member:

(i) the making by such Member of a warranty or representation under this Agreement that was false in any material respect when made, as a result of which the Company and the other Members, or any of them, were (or was) or may be materially and adversely affected, and if such Member fails to cure such breach within thirty (30) days after receipt of Notification thereof from another Member, or if the breach is not susceptible of cure within such thirty (30) days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within ninety (90) days after receipt of such Notification;

(ii) any failure by such Member (other than MCW LLC) to (A) make an Additional Capital Contribution or fund any Company Loan as required by Article III or (B) fund any amounts required in connection with any Consent Project as required pursuant to Section 7.5(j) below, in either event within ten (10) days after payment is due;

(iii) any failure by MCW LLC to (A) make any Additional Capital Contribution with respect to any Required Loan Paydown Funds, which Additional Capital Contribution is not in excess of the MCW LLC Required Loan Paydown Amount or (B) fund any amounts required in connection with any Consent Project as required pursuant to Section 7.5(j) below, in either event within ten (10) days after payment is due;

(iv) any other material breach by such Member of the terms of this Agreement applicable to such Member and failure to cure such breach within thirty (30) days after receipt of Notification thereof from the other Member, or if the breach is not susceptible of cure within such thirty (30) days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within ninety (90) days after receipt of such Notification;

(v) with respect to Manager, any material breach by Manager or any Affiliate of Manager under any Manager Agreement and failure to cure such breach within thirty (30) days after receipt of Notification thereof from another Member, or if the breach is not susceptible of cure within such thirty (30) days, failure to institute prompt action and prosecute with diligence and continuity the curing of the breach and failure to cure the breach within ninety (90) days after receipt of such Notification, or if longer, within the applicable cure period in such Manager Agreement;

(vi) any Transfer in violation of Article IX;

(vii) with respect to such Member, the filing in any court pursuant to any statute of the United States or any state thereof of a petition in bankruptcy or insolvency or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Member’s property, or if such Member makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors, or if any such a petition in bankruptcy or insolvency is filed against such Member which is not discharged within sixty (60) days thereafter (any of the foregoing, an “Insolvency Event”); or

(viii) the dissolution of such Member.

(b) Upon the occurrence of an Event of Default by a Defaulting Member, a non-defaulting Member shall have the right (i) to exercise and enforce all rights and remedies available under this Agreement (including, if applicable, Section 3.3 hereof), at law or in equity and (ii) if the Defaulting Member is GRI or Regency, at the election of the non-defaulting Member, to require that the Company dissolve and distribute the Projects in kind to the Members in accordance with the procedures described in Section 7.4 and Section 7.5 hereof. Notwithstanding the foregoing, (x) if MCW LLC is a non-

defaulting Member, then MCW LLC shall not, under any circumstances, be entitled to exercise the remedy set forth in Section 7.2(b)(ii) and (y) if MCW LLC is the Defaulting Member, then GRI and Regency shall not be entitled to exercise the remedy set forth in Section 7.2(b)(ii).

(c) Within six (6) months following a Change of Control of Regency, GRI may send Notification to Regency and MCW LLC of GRI’s election to require that the Company dissolve and distribute the assets of the Company in kind to the Members in accordance with the procedures described in Section 7.5. Regency shall provide Notification to the Members of any Change in Control of Regency within ten (10) Business Days following the occurrence thereof.

(d) Within six (6) months following a Change of Control of GRI, Regency may send Notification to GRI and MCW LLC of Regency’s election to require that the Company dissolve and distribute the assets of the Company in kind to the Members in accordance with the procedures described in Section 7.5. GRI shall provide Notification to the Members of any Change in Control of GRI within ten (10) Business Days following the occurrence thereof.

(e) For so long as MCW LLC is a Member, immediately upon an Insolvency Event, the Defaulting Member with respect to such Insolvency Event shall no longer have any voting or approval rights under this Agreement, including, without limitation, under Article III or Article VI hereof.

Section 7.3 Dissolution of the Company. The Company shall be dissolved upon the first to occur of any of the following events (each a “Section 7.5 Election”):

(a) The written agreement of Regency and GRI to elect to dissolve the Company;

(b) Notification by GRI or Regency of an election to dissolve the Company pursuant to Section 7.2(c) or Section 7.2(d), respectively;

(c) The election by Regency or GRI as a non-defaulting Member to dissolve the Company pursuant to Section 7.2(b) (unless MCW LLC is the Defaulting Member);

(d) Upon the election of GRI or Regency, in either of their sole discretion, at any time commencing on the date that is one (1) year following the date hereof; or

(e) Notification by Regency of an election to dissolve the Company after a change in the Code, or any regulations or published (non-private) IRS rulings thereunder that would cause Regency’s general partner to cease to qualify as a real estate investment trust under the Code if the only asset owned by such general partner was Regency’s Membership Interest (provided, however, that Regency may not so elect to dissolve the Company if the avoidance of the loss of qualification of real estate investment trust status was within Regency’s control).

Immediately following any of the events described in clause (a), (b), (c), (d) or (e) of this Section 7.3, the Members shall proceed to wind up the affairs of the Company and liquidate the Company’s assets as provided in Section 7.4 and Section 7.5. During the winding up of the affairs of the Company, the business of the Company and the affairs of the Members as such, shall continue to be governed by this Agreement.

Section 7.4 Liquidation.

(a) Upon the commencement of dissolution of the Company pursuant to Section 7.3, the Manager shall wind up the business and affairs of the Company in an orderly manner to the extent required to implement the distribution in kind and final liquidation in accordance with Section 7.5. The management of the Company shall continue to be governed by the provisions of Article VI while the Manager winds up the Company.

(b) Pending any distributions pursuant to Section 7.5 and to the extent funds are available therefor, the Manager shall take the following actions as soon as practicable following the commencement of dissolution of the Company pursuant to Section 7.3:

(i) Pay and discharge all of the Company’s debts and liabilities (but not including any Financing encumbering a Project or Company Loans) to Persons including Members (other than in respect of their Membership Interests) and the expenses of liquidation;

(ii) Establish reasonable reserves (including any reserves that may be necessary, as estimated by the Manager, in connection with any distribution in kind pursuant to Section 7.5 below), subject to the reasonable approval of GRI, Regency, and if the 20% Purchase has not been consummated, MCW LLC;

(iii) If not previously converted, convert any Company Loans to Additional Capital Contributions pursuant to Section 3.2(e) hereof; and

(iv) Distribute the balance of any other cash to the Members in accordance with the priorities set forth in Section 5.1(b) (and subject to Section 5.2 regarding the repayment of Member Loans).

(c) Following the completion of the actions described in clause (b) above, the Projects shall be distributed to the Members pursuant to the distribution in kind process set forth in Section 7.5 below, unless all of the Members agree otherwise in writing.

(d) Any distributions under this Article VII to Members upon liquidation (whether in cash, cash equivalents, or in kind) shall be made by the end of the taxable year in which the liquidation of the Company occurs (or, if later, within 90 days after the date of such liquidation).

(e) It is intended that the distributions set forth in this Section 7.4 comply with the intention of Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts. However, if the distributions set forth in this Section 7.4 would not be the same as distributions made in accordance with positive Capital Accounts, no change in the amounts of distributions pursuant to this Section shall be made, but rather, items of income, gain, loss, deduction and credit will be reallocated among the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, distributions set forth in this Section 7.4 shall be in accordance with positive Capital Accounts.

Section 7.5 Distribution in Kind.

(a) General. Any Section 7.5 Election shall be made by Notification from the electing Member to the other Members, and the date of the Section 7.5 Election shall be the “Section 7.5 Election Date”. Distribution of any Projects in kind to the Members shall be considered a distribution of an amount equal to the Project’s Net Asset Value as of the Section 7.5 Closing Date for purposes of Section 7.4 and Section 7.5. The amount distributable to each Member pursuant to Section 7.5 shall be the amount that each Member would be entitled to receive on the Section 7.5 Closing Date if the Projects were sold subject to the Financing encumbering the Projects for Net Asset Value (based on the Fair Market Value of the Project determined as of the Section 7.5 Election Date and the unpaid balance of the principal sum of the loan secured by a mortgage or deed of trust encumbering the Project determined as of the Section 7.5 Closing Date) in a complete liquidation of the Projects pursuant to Section 7.4 and the net cash proceeds were distributed to the Members pursuant to Section 5.1(b) hereof (and subject to Section 5.2 regarding the repayment of Member Loans) on the Section 7.5 Closing Date (the amount that would be so distributed to each Member in connection therewith is such Member’s “Liquidation Amount”).

(b) Fair Market Value; Liquidation Amounts. In preparation for distributing the Projects in kind to the Members on liquidation of the Company, the Fair Market Value of the Projects as of the Section 7.5 Election Date shall be determined by appraisals by a Qualified Appraiser (or Qualified Appraisers) in accordance with Section 6.14. The Manager shall order such appraisals within ten (10) Business Days after the Section 7.5 Election Date, and the Manager shall use commercially reasonable efforts to cause such appraisals to be prepared as soon as practicable thereafter. Within five (5) Business Days after all such appraisals (and all requirements of Section 6.14) have been completed, the Members shall mutually and reasonably agree on a date for the distribution of the Projects as soon as practicable following such completion, which date shall be the first Business Day of a calendar month (the “Section 7.5 Closing Date”). When the Section 7.5 Closing Date has been established, the Manager shall exercise commercially reasonable efforts to, within fifteen (15) Business Days thereafter, prepare an initial estimate of the Liquidation Amount for each Member and give a Notification to each Member setting forth in reasonable detail the calculations of the estimates of the

Liquidation Amounts. Unless GRI and Regency agree otherwise, the Manager shall, at the expense of the Company, engage the Accountant to calculate and validate the Liquidation Amounts.

(c) First Selection. Except as otherwise set forth in this Section 7.5(c), (i) if the Section 7.5 Election was made by Regency and GRI pursuant to Section 7.3(a), then as between Regency and GRI, the first to select which Project shall be distributed to it shall be determined pursuant to Regency and GRI’s written agreement regarding the Section 7.5 Election, (ii) if the Section 7.5 Election was made pursuant to Section 7.3(b), then as between Regency and GRI, the Member that made such Section 7.5 Election shall be the first to select which Project shall be distributed to it and the other shall follow, (iii) if the Section 7.5 Election was made pursuant to Section 7.3(c), then as between Regency and GRI, the Member that is not the Defaulting Member shall select the first Project for distribution to it and the Defaulting Member shall follow, (iv) if the Section 7.5 Election was made pursuant to Section 7.3(d), (x) if Regency’s Percentage Interest is greater than or equal to forty percent (40%) as of the date the Members’ Liquidation Amounts are determined pursuant to Section 7.5(a), then as between Regency and GRI, the Member that did not elect to cause the dissolution shall select the first Project for distribution to it and the other shall follow, or (y) if Regency’s Percentage Interest is less than forty percent (40%) as of the date the Members’ Liquidation Amounts are determined pursuant to Section 7.5(a), then as between Regency and GRI, the Member with the greater Percentage Interest shall select the first Project for distribution to it and the other shall follow, and (v) if the Section 7.5 Election was made by Regency pursuant to Section 7.3(e), then as between Regency and GRI, GRI shall select the first Project for distribution to it and Regency shall follow. If MCW LLC is part of the process, then MCW LLC shall make the first selection, followed by GRI or Regency, as applicable, pursuant to this Section 7.5(c).

(d) GRI to Regency Selection Ratio and Selection Order. Subject to the provisions of this Section 7.5, GRI and Regency shall each select Projects in accordance with the applicable GRI to Regency Selection Ratio and the Selection Order pertaining thereto; provided, however, if MCW LLC is part of the process, then MCW LLC shall select one (1) Project for each five (5) selected by GRI and Regency collectively (and, with respect to any such process, GRI and Regency shall alternate selections in accordance with the applicable GRI to Regency Selection Ratio and the Selection Order pertaining thereto as between the two of them with MCW LLC selecting one [1] Project for each five [5] Projects selected by GRI and Regency collectively).

(e) Cross-Collateralized/Cross-Defaulted Financing. If a Member selects a Project that is part of a pool of Projects subject to “cross-collateralized” or “cross-defaulted” mortgage debt, then such Member shall automatically select all Projects in such pool, and such Projects shall count towards such Member’s selections for the current and subsequent rounds of selection until all Projects in such pool have been counted. If, either (i) immediately following selection of a Project in such a pool by another Member or (ii) pursuant to Section 7.5(d), a Member is making consecutive selections in successive rounds and intends to select one or more pools as part of those selections, such Member must select the pool with the greatest number of Projects before selecting a single Project or a pool with a lesser number of Projects during such consecutive selections; provided, however, if a Member is making consecutive selections following the selection of a pool by another Member, then such selecting Member may select single Projects or multiple pools in any order if the total number of Projects selected does not exceed the total number of Projects in the pool selected by the other Member. Notwithstanding anything to the contrary or otherwise set forth in this Section 7.5, (x) a Member may not select a pool of Projects subject to such cross-collateralized or cross-defaulted mortgage debt if such selection would cause such Member to exceed its Liquidation Amount by fifty percent (50%) or more of the Net Asset Value of the Project in such pool with the lowest Net Asset Value and (y) in no event may MCW LLC select any Project that is subject to cross-collateralized or cross-defaulted mortgage debt during the first round of selection.

(f) Completion of Selection. Examples of the selection process are set forth on the attached Schedule 9. The Net Asset Value of each Project selected by a Member shall be counted towards the distribution to such Member of its Liquidation Amount. The selection process will be repeated until all Projects have been selected, the Members agree to cease the selection process or, with respect to any individual Member, until the aggregate Net Asset Value of all Projects selected by that Member exceeds such Member’s Liquidation Amount. If a Member, with its next selection, would exceed such Member’s Liquidation Amount, and such excess amount represents less than fifty percent (50%) of the Net Asset Value of the Project in question, then such Member will then make its last selection, and that portion of the Net Asset Value of the selected Project that exceeds such Member’s remaining Liquidation Amount shall be paid to the Company by such Member in cash within thirty (30) days. If such excess amount represents fifty percent (50%) or more of the Net Asset Value of the Project, such Member may not make such selection.

(g) Capital Accounts. The Members’ respective Capital Accounts shall be charged or credited, as the case may be, as if the Project had been sold for cash at such Net Asset Value and the Profits or Losses recognized thereby had been allocated to and among the Members in accordance with Section 4.2 as of the Section 7.5 Closing Date.

(h) Distributions. Each Project shall be distributed subject to existing Financing encumbering such Project. The closings for the distribution of Projects shall be held on the Section 7.5 Closing Date after the completion of the selection process. The Company or the applicable Project Level Entity, as applicable, shall execute and deliver all documents that may be necessary or appropriate and customary, in the reasonable opinion of counsel to the Member receiving the distribution and as determined by a title company selected by the receiving Member, to convey good, marketable and indefeasible fee simple title to the applicable Project by special warranty deed (or the equivalent in the applicable jurisdiction), free and clear of all liens and encumbrances (other than (i) liens securing any Financing, (ii) liens for taxes not yet delinquent, (iii) easements, documents evidencing existing Financing, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the subject Project, (iv) those title matters affecting the Project existing at the time the Project was acquired by the Company and disclosed on the title insurance commitment issued to the Company at that time), and (v) presently effective leases), together with all documents customarily required in similar transactions or as reasonably required by the receiving Member or the title company, including owner’s title policy and survey. When a Project is distributed to a Member the Property Management Agreement shall be terminated with respect to such Project at no cost or expense to the Company, any Project Level Entity or any Member. To the extent required under the terms of the applicable Financing, the receiving Member shall execute and deliver all documents reasonably required by the Company in connection with the transfer of a Project subject to applicable Financing. All items of income and expenses, charges, escrows, deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted as of the Section 7.5 Closing Date. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, the Company and the receiving Member shall prorate on the best available information, subject to adjustment upon receipt of the final bills. At the election of the receiving Member, such Member may acquire all membership interests in a Project Level Entity (or Project Level Entities) rather than acquire fee simple title to a Project (or Projects). If a Member so elects, as part of such membership interest acquisition, the Company, any applicable Project Level Entities and any applicable Members shall execute, seal, swear to, and deliver for and on its or their behalf, all documents that may be necessary or appropriate, in the reasonable opinion of counsel to the receiving Member so electing, to effect such transfer. The Company shall pay all closing costs normally and customarily paid by a seller of a real property interest (or, if applicable, a membership interest) in the area where the applicable Project is located, and the receiving Member shall pay all closing costs normally and customarily paid by a buyer of a real property interest (or, if applicable, a membership interest); provided, however, that (x) the receiving Member and the Company shall each pay the fees and expenses of its own legal counsel and (y) if the process has been commenced following an Event of Default, then the Defaulting Member shall pay all closing costs. If any Special Excess Base Amount Distribution is payable to MCW LLC pursuant to Schedule 1-B in connection with any distribution in kind under this Section 7.5, then such amount shall be paid by the Company concurrently with such distribution in kind.

(i) Remaining Projects. Any remaining Projects shall immediately be marketed for sale by the Company. The net proceeds from all such Sales shall be distributable to the Members, as the remaining Members of the Company in the order set out in Section 7.4(b). The Company shall undertake such further liquidation and distributions pursuant to Section 7.4 so that total distributions equal the amounts distributable to the Members pursuant to Section 7.4 and Section 7.5. Unless GRI and Regency agree otherwise, the Company shall engage the Accountant to calculate and validate the final amounts distributable to the Members.

(j) Consent Projects. Notwithstanding the provisions of Section 7.5(h) above, if a Project selected by a Member is encumbered by Financing that does not permit the distribution of the Project (or interests in the applicable Project Level Entity) to such Member without the lender’s consent (any such Project, a “Consent Project”), then any such Consent Project(s) and the liquidation and distribution in kind process for them shall be subject to this Section 7.5(j). If any Consent Projects are selected, the selecting Member, with the reasonable cooperation of the Members and the Company, shall endeavor to obtain consent from the lender to the distribution of each Consent Project (or the applicable Project Level Entity) to the applicable Member(s). On the Section 7.5

Closing Date, the Projects other than the Consent Projects shall be distributed to the Members in accordance with the provisions of Section 7.5(h) and the Net Asset Value of each Consent Project selected by a Member shall be counted towards the distribution to such Member of its Liquidation Amount. Following such initial distribution, the Company shall continue to own and operate the Consent Projects subject to the provisions of this Agreement (including, without limitation, this Section 7.5(j)) and the liquidation of the Company shall not be completed until all Consent Projects have been distributed to the Members. If any consent required for the distribution of a Consent Project is not obtained within twelve (12) months following the Section 7.5 Closing Date, then the Member that selected such Consent Project shall pay the applicable Financing in full (including any applicable prepayment or defeasance costs) and the applicable Consent Project shall be distributed to the applicable Member concurrently therewith or immediately thereafter. For avoidance of doubt, if MCW LLC selects a Consent Project, and the Financing encumbering such Consent Project must be repaid following the expiration of the twelve (12) month period described above, then MCW LLC shall so pay off such Financing notwithstanding any limitations set forth in this Agreement with respect to the MCW LLC Required Loan Paydown Amount. Notwithstanding anything to the contrary set forth in this Agreement, during the period following the Section 7.5 Closing Date and prior to the distribution of the Consent Projects to the selecting Member(s), the Company shall account for the Consent Projects separately and maintain separate records for the Consent Projects, the other Members shall have no obligation or liability for Consent Projects selected by the other Member(s), and the Member that selects a Consent Project: (i) shall have the right to make all decisions regarding such Consent Project without the need for any consent or approval from the other Members, (ii) shall be responsible for all costs and expenses incurred in connection with such Consent Project accruing on or after the Section 7.5 Closing Date (including, without limitation, any liabilities, costs, penalties, fees or charges under any Financing documents applicable to such Consent Project) and (iii) shall be entitled to all benefits in connection with such Consent Project (including, without limitation, all rents, profits and proceeds thereof). Any Member that selects a Consent Project shall indemnify and hold harmless the Company and the other Members from and against any costs or expenses incurred in connection with such Consent Project.

Section 7.6 Right of First Offer.

(a) If any Member decides to offer a Project for sale to unrelated third parties within one hundred twenty (120) days following the Section 7.5 Closing Date (or, if applicable, the date a Consent Project is distributed to the selecting Member pursuant to Section 7.5(j)), prior to soliciting any such offers such Member (the “Selling Member”) shall give a Notification to the other Member(s) and give such other Member(s) fifteen (15) days in which to make a written offer to purchase the Project (the “Offer”) and the Selling Member shall not sell such Project to any third party for a price equal to or less than the highest price offered by the Member(s) (the highest offering Member, the “Buying Member”), for such Project for 120 days after the date of the Offer (such 120 day period, the “ROFO Period”) unless such Project is re-offered to the Buying Member pursuant to this Section 7.6(a), but may sell such Project for more than such price at any time after receipt of the Offer. If no Member delivers an Offer to the Selling Member within such fifteen (15) day period, then each Member shall have waived its right of first offer with respect to such Project and the Selling Member may sell such Project to a third party at any price at any time without regard to this Section 7.6. Following Selling Member’s receipt of the Offer, Selling Member may either accept the Offer (if the Selling Member has not accepted the Offer in writing within ten (10) days following the Selling Member’s receipt thereof, then the Selling Member shall be deemed to have rejected the Offer) or, subject to the requirements in this Section 7.6(a) sell the applicable Project to a third party at terms as determined by the Selling Member in its sole discretion; provided, however, during the ROFO Period if the sales price applicable to such third party sale is equal to or less than the price set forth in the Offer, then the Selling Member shall be obligated to re-offer the applicable Project to the Buying Member at such equal or lower price. The Buying Member shall have ten (10) days to accept such re-offer in writing. If the Buying Member fails to so accept such re-offer during such ten (10) day period, then the Selling Member may sell the subject Project at any price at any time.

(b) Unless otherwise set forth in the Offer (or, if applicable, a re-offer from the Selling Member to the Buying Member), within five (5) Business Days after the Selling Member’s acceptance of the Offer (or, if applicable following a re-offer, the Buying Member’s acceptance of such re-offer), the Buying Member shall deposit Earnest Money equal to five percent (5%) of the Offer price with an independent and neutral party reasonably satisfactory to the Selling Member. The Earnest Money shall be applied against the purchase price at the closing referenced below, or shall be paid as liquidated damages in the event of default by the Buying Member. If the Buying Member fails to deposit timely such Earnest Money, then the Selling Member shall be free to sell the subject Project at any price at any time without further reference to this Section 7.6.

(c) Unless otherwise set forth in the Offer (or, if applicable, a re-offer from the Selling Member to the Buying Member), if the Selling Member accepts the Offer (or, if applicable following a re-offer, if the Buying Member accepts a re-offer from the Seller), the Buying Member shall pay (or cause its designee to pay) to the Selling Member, at a closing to be held at the Selling Member’s principal offices no later than sixty (60) days after the Selling Member’s acceptance of the Offer (or, if applicable, the Buying Member’s acceptance of a re-offer from the Selling Member), an amount equal to the price set forth in the Offer. Simultaneously with the receipt of such payment, the Selling Member shall execute and deliver all documents that may be necessary or appropriate and customary, in the reasonable opinion of counsel to the Buying Member and as determined by a title company selected by the Buying Member, to convey good, marketable and indefeasible fee simple title to the Project, free and clear of all liens and encumbrances (other than (i) liens securing any mortgage debt that the Buying Member shall assume, (ii) liens for taxes not yet delinquent, (iii) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the subject Project, (iv) those title matters affecting the Project existing at the time the Project was acquired by the Selling Member and disclosed on the title insurance commitment issued to the Selling Member at that time and (v) presently effective leases for such Project), together with all documents customarily required in similar transactions or as reasonably required by the Buying Member or the title company, including owner’s title policy and survey. The Buying Member shall execute and deliver all documents reasonably required by the Selling

Member to evidence the Buying Member’s assumption of debt which the Buying Member has agreed to assume. All items of income and expenses, charges, escrows, deposits and fees customarily prorated and adjusted in similar transactions shall be so prorated and adjusted. In the event that accurate prorations and adjustments cannot be made at such closing because current bills are not obtainable, the Selling Member and the Buying Member shall prorate on the best available information, subject to adjustment upon receipt of the final bills. At the election of the Buying Member, the Buying Member may acquire all membership interests in a Project Level Entity (or Project Level Entities) rather than fee simple title to a Project (or Projects). If the Buying Member so elects, as part of such membership interest acquisition, the Company, any applicable Project Level Entities and any applicable Members shall execute, seal, swear to, and deliver for and on its or their behalf, all documents that may be necessary or appropriate, in the reasonable opinion of counsel to the Buying Member so electing, to effect such transfer. The Selling Member shall pay all closing costs normally and customarily paid by a seller of a real property interest in the area where the applicable Project is located, and the Buying Member shall pay all closing costs normally and customarily paid by a buyer of a real property interest; provided, however, that the Buying Member and the Selling Member shall each pay the fees and expenses of its own legal counsel. In the event of the Buying Member’s default of its obligation to purchase under this Section 7.6(c), then the Selling Member shall be free to sell the subject Project at any price at any time without further reference to this Section 7.6.

Section 7.7 Certificate of Cancellation. Upon the completion of the distribution of Company assets as provided in this Article VII, the Company shall be terminated and cancelled, and the Manager shall cause a Certificate of Cancellation to be filed in the office of the Secretary of State of Delaware, and shall take such other actions as may be necessary or appropriate to terminate and wind up the Company.

ARTICLE VIII

BOOKS AND RECORDS, ACCOUNTING, REPORTS

Section 8.1 Books and Records. The Manager shall keep just and true books of account with respect to the operations of the Company. The books and records (including leases and other contracts) of the Company shall be maintained at the principal office of the Company and such other locations as may be designated by the Manager, and shall be available for examination and copying at all times by the Members during ordinary business hours. The Members shall have the right to inspect any Project at any time during ordinary business hours.

Section 8.2 Accounting Basis and Fiscal Year. The Company’s books and records shall be closed and balanced at the end of each Fiscal Year. For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting and applied in a consistent manner in accordance with generally accepted accounting principles in the United States. The accrual method of accounting shall be used for both Company and tax accounting purposes. The Fiscal Year of the Company shall be the 12-month period ending December 31.

Section 8.3 Reports.

(a) The Manager shall have prepared and shall deliver to the Members within three Business Days after the end of each month unaudited operating statements for each of the Company’s Projects, and within 15 days after the end of each month such additional information, including narrative information concerning operations, as any Member may reasonably request.

(b) Within 45 days after the end of each Fiscal Quarter, the Manager shall have prepared and shall deliver to the Members such quarterly reports as any Member may reasonably request, which may include a balance sheet and operating statements for each Project and for the Company, together with a written analysis of operations of each of the Projects and a reasonably detailed estimate of Net Operating Cash and a summary of all distributions during such Fiscal Quarter, all of which shall be certified by the Manager, but which may be unaudited. Such quarterly report shall be in a form acceptable to each of the Members.

(c) The Manager shall prepare or cause to be prepared, at the expense of the Company, all federal, state and local income tax returns required of the Company. The Manager shall submit or cause the submission of such returns to GRI and Regency in draft form for their review and approval which shall not be unreasonably withheld, and after receiving such approval, shall file or cause the filing of the tax returns and shall furnish or cause to be furnished to the Members all necessary information concerning the Members’ distributive share of the Company items shown on the Company’s tax returns to enable the Members to prepare their federal, state and local income tax returns, with such information for each Fiscal Year to be furnished to the Members by March 31 of the next year. GRI and Regency shall provide all comments, and its approval and consent to the filing of the returns subject to the implementation of their comments at least five (5) days prior to the due date of the applicable return; otherwise, the Members shall be deemed to have approved and consented to the filing of the return submitted to GRI and Regency.

(d) Within 90 days after the end of each Fiscal Year, the Manager shall send to the Members (i) the balance sheet of the Company and the Members’ Capital Account balances as of the end of such year and statement of income (loss), statement of Members’ equity and statement of cash flow of the Company for such year, and (ii) a statement of Net Operating Cash and actual cash distributions for such year, all of which, at either GRI’s or Regency’s request, shall be audited by the Accountant at Company expense.

(e) The Manager shall provide to MCW LLC or any of its Affiliates promptly upon MCW LLC’s request, any information as may be reasonably necessary to conform the information provided pursuant to this Section 8.3 to the generally accepted accounting principles prevalent in Australia.

(f) The Manager shall, within five (5) Business Days after the Manager receives knowledge of the following matters, give (i) Notification to the Members of (w) any default under any Financing or breach of or default under any other material agreement of which the Company is a party, (x) nonpayment of property taxes with respect to a Project, (y) any matter that will likely result in a loss greater than One Hundred Thousand ($100,000) to the Company or (z) any Hazardous Materials Contamination, and (ii) copies to the Members of any material notices given under any Manager Agreement by (x) the Company or (y) the Manager or any Affiliate of the Manager.

(g) Upon the written request of any Member, within forty-five (45) days after the end of the third quarter of each calendar year, the Company shall provide to the Members an estimate of the amount and nature of the Members’ respective distributive shares of Company items of taxable income, gain, loss and deduction realized or incurred by the Company during the first three quarters of such calendar year, the amounts of ordinary income and capital gain and the amount of earnings and profits (within the meaning of Section 312 of the Code) attributable thereto. When providing this information, the Manager should also inform the Members of any significant transactions that are contemplated to occur during the fourth quarter of such Fiscal Year. The Company shall also provide such information for the entire calendar year within twenty-five (25) days after the close of such calendar year. In developing such information and fulfilling its obligations hereunder, the Company shall retain its regular nationally recognized accounting firm to review such information. In providing such estimates, the Company shall also make available to the Members and their respective tax advisors the supporting computations underlying such estimates.

(h) The Manager shall provide information to the Members on a quarterly basis within twenty (20) days after the end of each quarter, or at such other times as any Member may reasonably request, regarding the nature and amount of the Company’s assets and gross income that is sufficient to permit such Member to ascertain its compliance with the REIT income and asset tests and to comply with the REIT recordkeeping requirements under the Code and the applicable Regulations.

(i) During each Fiscal Year, the Manager agrees to give Notification to the Members promptly after the Company first receives percentage rent under an Anchor Lease or after the Manager has knowledge that the tenant under an Anchor Lease has entered into a sublease or assignment for any space thereunder.

(j) Additionally, the Manager shall provide MCW LLC with information necessary for MCW LLC and its Affiliates to comply with Australian securities laws upon a reasonable request from MCW LLC.

Section 8.4 Independent Audit or Review.

(a) Upon the request of GRI or Regency, the Manager shall, at Company expense, cause the Accountant to conduct an annual audit of the Company’s financial statements in accordance with generally accepted accounting principles in the United States, consistently applied. The Manager shall deliver a copy of any such audit report and the accompanying financial statements and any other documents prepared in connection therewith to the Members in accordance with Section 8.3(d) hereof.

(b) Any Member shall have the absolute right at any time to undertake an audit review of the Company or its Projects, the fees payable hereunder to the Manager (or its Affiliates) and the Manager’s (or its Affiliates’) compliance with the provisions of this Agreement or any Manager Agreements (including, without limitation, the Property Management Agreement or any replacement(s) thereof). Such audit review may be undertaken directly by any Member or by third parties engaged by any Member, including accountants, consultants and appraisers. The Manager (or its Affiliate), as the case may be, shall cooperate fully with such Member or any such third party in connection with such audit review. All adjustments, payments and reimbursements to the fees payable hereunder to the Manager or to the Manager (or its Affiliate) under the Property Management Agreement (or any replacement(s) thereof) determined by such Member or its representatives to be appropriate by such audit review shall be effected promptly by the Manager; provided, however, that if the Manager (or its Affiliate), as the case may be, disputes any of such adjustments, payments or reimbursements, then the matters in dispute shall be submitted to a mutually acceptable firm of nationally recognized independent certified public accountants (other than the Accountant), who shall determine all such matters and whose decision shall be binding. If the audit for any given annual period discloses that aggregate adjustments, payments and reimbursements in favor of the Company exceed either a percentage in excess of 3% of the total distributions made to the Members in the year under audit or (with respect to the Manager (or its Affiliates) fees only) in an adjustment in excess of 3% of the fees payable to the Manager (or its Affiliates), as the case may be, the cost of such audit shall be paid by the Manager (or its Affiliates), as the case may be, out of its own funds. Otherwise, the cost of the audit shall be paid by the Member who initiated the review from its own funds.

Section 8.5 Bank Accounts. The Manager shall be responsible for causing one or more bank accounts of the Company to be maintained in an FDIC-insured bank (or banks), which accounts shall be used for the payment of the expenditures incurred in connection with the business of the Company. All deposits and funds shall be swept daily to interest-bearing Company accounts approved by each of the Members as part of the Company’s cash management system, subject to any lock-box requirements imposed by lenders. All amounts in Company accounts shall be and remain the property of the Company, and shall be received, held and disbursed for the purposes specified in this Agreement.

ARTICLE IX

TRANSFER OF MEMBERSHIP INTERESTS

Section 9.1 General Restrictions. No Member may sell, assign, transfer, pledge or otherwise encumber (for purposes of this Article IX, the foregoing may be collectively referred to as a “Transfer”) any of its rights or interests in the Company, including its Membership Interest and its interest in Company allocations or distributions, except (i) to an Affiliate provided that the Transferring Member shall remain liable for its obligations hereunder, (ii) in connection with a merger, consolidation or other business combination in which such Member is the surviving entity or (iii) in connection with a merger, consolidation or other business combination involving the Member’s general partner or parent company and an unrelated third party in which the Member is not the surviving entity (for example, a merger of Regency’s general partner into an unrelated third party that also involves the merger of Regency into the operating partnership of such unrelated third party). Notwithstanding anything in this Article IX to the contrary, any direct or indirect Transfer of interests in GRI and any direct or indirect Transfer of GRI’s Membership Interest in the Company shall be permitted so long as CalPERS owns, directly or indirectly, more than fifty percent (50%) of GRI or GRI’s Membership Interest in the Company, as the case may be. Any attempted Transfer in violation of this Article IX shall be void ab initio and shall constitute an Event of Default hereunder.

ARTICLE X

SALE OF PROJECTS

Section 10.1 Generally. Except as otherwise provided in this Agreement and in Section 10.2, no Member shall have the independent right to market all or part of any Project, retain brokers to market any Project, solicit offers from third parties or accept any offer from a third party to purchase all or any part of a Project. Each Member shall disclose the terms of any offers, solicited or otherwise, to the other Members. Any brokerage commission and/or damages incurred by the Company and/or another Member as a result a Member’s breach of this Section 10.1 shall be paid solely by the breaching Member. If and only if either (x) Regency does not purchase five percent (5%) of the Membership Interests from MCW LLC (less Regency’s Dilution Percentage Interest, to the extent not applied in connection with the MCW Interest Option) in connection with the 20% Purchase prior to the expiration of the Regency Option Period (as defined in the 20% Purchase Agreement) or (y) Regency does not purchase ten percent (10%) of the Membership Interests from MCW LLC (less Regency’s Dilution Percentage Interest, to the extent not applied in connection with the 20% Purchase Agreement) pursuant to the MCW Interest Option prior to the expiration of the Regency Option Period (as defined herein), then following the earlier to occur of the foregoing (x) or (y), GRI shall have the right to cause Required Property Sales in accordance with Sections 10.2 through 10.7 of this Agreement; otherwise, the provisions of Sections 10.2 through 10.7 shall be inoperative.

Section 10.2 Required Property Sale. With respect to any Project or Projects, subject to the provisions of Section 10.3 and Section 10.7 below, GRI, upon not less than ten (10) Business Days’ prior Notification to Regency, acting on behalf of the Company, may at any time in its sole discretion, (a) solicit offers from unrelated arm’s length third parties and/or (b) accept an offer from an unrelated arm’s length third party to purchase such Project(s), and/or (c) offer such Project(s) for sale to an unrelated arm’s length third party, in each case at such price and on such other terms as GRI shall consider appropriate (the transaction contemplated by such a solicitation, acceptance or offer being hereinafter referred to as a “Required Property Sale”), and thereafter (d) consummate a Required Property Sale. GRI shall provide prompt and regular advice to the other Members of the status and results of the proposed sale. Each Member shall timely execute and deliver any and all documents and take any other action necessary to consummate a Required Property Sale.

Section 10.3 Right of First Offer.

(a) Prior to the first to occur of either (x) the solicitation of any unrelated third party offers by GRI, (y) the acceptance of an unsolicited third party offer by GRI or (z) the making of an offer as described in Section 10.2, GRI shall give Regency and MCW LLC Notification (the “Offer Notice”) of its intent to solicit unrelated third party offers or accept an unrelated arm’s length third party offer together with a draft of a purchase and sale agreement proposed for the transaction. Regency shall have thirty (30) days from the date of its receipt of the Offer Notice (the “Offer Period”) to make an offer to purchase the applicable Project (the “Purchase Offer”) by delivery of the terms of such offer to GRI and MCW LLC. GRI shall not solicit or negotiate any unrelated third party offers with respect to the applicable Project[s] with a party other than Regency or its designee(s) during the Offer Period and the first thirty [30] days of the negotiation of the ROFO Purchase and Sale Agreement if the Purchase Offer is accepted by GRI. If GRI elects to accept the Purchase Offer from Regency, GRI shall give a Notification to Regency and MCW LLC following GRI’s receipt of the Purchase Offer and Regency and GRI shall meet within ten (10) days thereafter to negotiate in good faith the terms of a purchase and sale agreement based on the draft provided in the Offer Notice (the “ROFO Purchase and Sale Agreement”). If GRI fails to provide such Notification to Regency and MCW LLC within five (5) Business Days following GRI’s receipt of the Purchase Offer, then GRI shall be deemed to have rejected the Purchase Offer. GRI may also reject the Purchase Offer by Notification to Regency and MCW LLC. If GRI elects to accept the Purchase Offer, and Regency and GRI agree upon the terms of a ROFO Purchase and Sale Agreement within thirty (30) days of the acceptance of the Purchase Offer, the sale of the applicable Project will be consummated pursuant to the ROFO Purchase and Sale Agreement. If Regency fails to deliver a Purchase Offer within thirty (30) days of the Offer Notice, if GRI rejects (or is deemed to have rejected) a Purchase Offer pursuant to the provisions hereof, or if Regency and GRI, despite using commercially reasonable efforts, are unable to agree on the terms of a ROFO Purchase and Sale Agreement within thirty (30) days of an accepted Purchase Offer, then, subject to the rights of MCW LLC under Section 10.3(b) below, GRI may cause the Company to sell the applicable Project upon such terms as determined by GRI in its sole discretion. The Manager shall manage and coordinate such sales process on behalf of the Company at GRI’s direction, and GRI shall have sole authority with respect to all decisions in connection therewith (including, without limitation, all terms of such sale and the selection of the broker(s); provided that the selection of any broker shall be subject to Regency’s reasonable approval). Notwithstanding the foregoing, if the sales price for such Project is less than the price set forth in the Purchase Offer, GRI shall be obligated to re-offer the applicable Project to Regency and MCW LLC at such lower price. Regency may accept such re-offer at such lower price by Notification to GRI and MCW LLC delivered within ten (10) Business Days of receipt of GRI’s re-offer Notification. If GRI receives such Notification from Regency within such ten (10) Business Day period, then Regency and GRI shall proceed to negotiate the terms of a ROFO Purchase and Sale Agreement (and the period of time for Regency and GRI to agree upon the terms of a ROFO Purchase and Sale Agreement shall be ten (10) days from Regency’s acceptance of such re-offer). If Regency fails to accept such re-offer within the ten (10) Business Day period described above, or if Regency and GRI, despite using commercially reasonable efforts, are unable to agree on the terms of a

ROFO Purchase and Sale Agreement within ten (10) days of Regency’s acceptance of such re-offer, then, subject to the rights of MCW LLC under Section 10.3(b) below, GRI may cause the Company to sell the applicable Project upon such terms as determined by GRI in its sole discretion (subject to a continuing obligation to re-offer the applicable Project to Regency if the sales price for such Project is less than the re-offered price that was accepted by Regency).

(b) If either (i) Regency does not deliver a Purchase Offer to GRI and MCW LLC with respect to a Project during the applicable Offer Period or re-offer period pursuant to Section 10.3(a) above, (ii) GRI rejects (or is deemed to have rejected) a Purchase Offer pursuant to Section 10.3(a) above, or (iii) Regency and GRI do not consummate the sale of the applicable Project pursuant to a ROFO Purchase and Sale Agreement after GRI accepts a Purchase Offer, then in any such event, MCW LLC may submit a Purchase Offer to GRI within one (1) Business Day immediately following, as applicable, the expiration of such Offer Period or re-offer period, Notification from GRI of rejection of a Purchase Offer or the deemed rejection of a Purchase Offer pursuant to Section 10.3(a) above, or Notification from GRI to MCW LLC of failure to consummate a sale pursuant to a ROFO Purchase and Sale Agreement. If GRI elects to accept any such Purchase Offer from MCW LLC, then MCW LLC shall have the same rights that Regency would have had under Section 10.3(a) above with respect to the applicable Project if GRI had accepted a Purchase Offer from Regency. If either (x) GRI does not receive a Purchase Offer with respect to such Project from MCW LLC within one (1) Business Day immediately following the expiration of the applicable Offer Period or (y) GRI does not elect to accept such a Purchase Offer from MCW LLC, then GRI may cause the Company to sell the applicable Project upon such terms as determined by GRI in its sole discretion and, MCW LLC thereafter shall have no right of first offer, right of first refusal or other preemptive right with respect to such Project. If Regency delivers a Purchase Offer during the applicable Offer Period for a Project and the sale is consummated pursuant to a ROFO Purchase and Sale Agreement, then MCW shall have no further rights under this Article X with respect to such Project.

Section 10.4 Restricted Projects. The process set forth in Section 10.3 shall be modified as set forth in this Section 10.4 with respect to Restricted Projects. An Offer Notice for any Restricted Project(s) shall provide that a Purchase Offer for such Restricted Project(s) must be delivered by Regency to GRI within eleven (11) months following Regency’s receipt of such Offer Notice (or such earlier date determined by Regency); provided that if Regency submits a Purchase Offer at any time, then the process for any such Restricted Project(s) shall be governed by Section 10.3 and the provisions of this Section 10.4 shall not be applicable with respect to such Restricted Project(s). Unless Regency provides a Purchase Offer or other Notification to GRI to the contrary, the closing of the sale of a Restricted Project cannot be consummated prior to the date that is fifteen (15) months following Regency’s receipt of the Offer Notice for such Restricted Project.

Section 10.5 Commissions to Members. Notwithstanding anything contained in this Agreement to the contrary, no Member or any Affiliate of a Member shall be entitled to a broker’s fee, commission or other compensation as the result of any Required Property

Sale pursuant to Section 10.2 above or a sale consummated in accordance with Section 10.3 above.

Section 10.6 Specific Performance. GRI may, in addition to its other remedies, enforce its rights under this Article X by a suit for specific performance.

Section 10.7 Limitations. Notwithstanding anything to the contrary set forth in this Article X, (x) the aggregate purchase prices for all Projects sold pursuant to this Article X may not exceed One Hundred Fifty Million Dollars ($150,000,000.00) during any twelve (12) month period and (y) a New Project may not be sold pursuant to this Article X until after the date that is two (2) years following the acquisition thereof by a Project Level Entity.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements to be performed solely within the State of Delaware.

Section 11.2 Attorneys’ Fees. Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceeding in a bankruptcy or similar court that has jurisdiction over any other party hereto or any or all of such party’s or parties’ property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the prevailing party shall be entitled to the payment of its own attorneys’ fees and court costs from the losing party.

Section 11.3 No Partition. No Member shall have the right to partition any of the Company’s Projects or interests in any Project nor shall a Member make application to any court or authority to commence or prosecute any action or proceeding for a partition thereof, and upon any breach of the provisions of this Section 11.3 by a Member, the other Members shall be entitled to a decree or order restraining or enjoining such application, actions, or proceedings in addition to all other rights and remedies afforded by law or equity.

Section 11.4 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the respective parties hereto. No other Person shall have any rights or remedies hereunder.

Section 11.5 Complete Agreement: Amendment. This Agreement, together with each of the exhibits which are incorporated as if expressly set forth herein, the Property Management Agreement, and any agreements entered into in connection with the acquisition or divestiture of Projects, constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party hereto shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto. This Agreement may not be amended, altered or modified except by a writing signed by all the Members.

Section 11.6 Confidentiality and Nondisclosure. All confidential information which shall have been furnished or disclosed by the Company or a Member to any other Member pursuant to this Agreement or the negotiations leading to this Agreement that has been furnished prior to the execution of this Agreement or is hereafter furnished, and is identified in writing as confidential shall be held in confidence and shall not be disclosed to any Person other than their respective Affiliates, employees, directors, legal counsel, accountants or financial advisers with a need to have access to such information, except as reasonably necessary to comply with any disclosure obligations under any foreign, federal or state securities laws or the rules of any securities exchange on which the shares of a Member or one of its Affiliates are listed or as otherwise required by law. The obligations of this Section do not apply to information that (a) is or becomes part of the public domain, (b) is disclosed by the disclosing party to third parties without restrictions on disclosure or (c) is received by the receiving party from a third party without breach of a nondisclosure obligation.

Section 11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties may not have signed the same counterpart.

Section 11.8 Fees and Commissions. Except as may be separately disclosed in writing to the other Member, each Member hereby represents and warrants that, as of the date of this Agreement there are no known claims for brokerage or other commissions or finder’s or other similar fees in connection with the transactions covered by the Original Agreement or this Agreement insofar as such claims shall be based on actions, arrangements or agreements taken or made by or on such Member’s behalf, and each Member hereby agrees to indemnify and hold harmless the other Members from and against any liabilities, costs, damages and expenses from any party making any such claims through such Member.

Section 11.9 Execution of Other Documents. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

Section 11.10 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be illegal or invalid and contrary to any existing or future law, such illegality or invalidity shall not impair the operation of, or affect, those portions of this Agreement which are legal and valid.

Section 11.11 Survival of Indemnity Obligations. Except as expressly limited in this Agreement, any and all indemnity obligations of any party hereto shall survive any termination of the Company or a Member’s interest therein.

Section 11.12 Waiver. No consent or waiver, express or implied, by a Member to or of any breach or default by any other Member in the performance by such other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Member of the same or any other obligations of such other Member hereunder. Failure on the part of a Member to complain of any act or failure to act of any other Member or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder. The giving of consent by a Member in any one instance shall not limit or waive the necessity to obtain such Member’s consent in any future instance. A matter that is neither approved nor disapproved within the time period set forth herein for such approval or disapproval to be given shall be deemed disapproved by the non-responding party.

Section 11.13 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. The use herein of the word “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. If any deadline falls on a day that is not a Business Day, the deadline shall be the first Business Day thereafter.

Section 11.14 Equitable Remedies. Any Member hereto shall, in addition to all other rights provided herein or as may be provided by law, and subject to the limitations set forth herein, be entitled to all equitable remedies, including those of specific performance and injunction, to enforce such Member’s rights hereunder.

Section 11.15 Remedies Cumulative. Each right, power, and remedy provided for herein or now or hereafter existing at law, in equity, by statute, or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for herein or now or hereafter existing at law, in equity, by statute, or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers, or remedies.

Section 11.16 Press Relations. Except as required by law or the rules of any securities exchange on which the shares of a Member or any of its Affiliates are listed, no Member shall make any public announcements with respect to this Agreement or the Company or its business without the Consent of the other Members.

Section 11.17 Notices. Notification shall be sent as follows:

If to Regency:

Regency Centers, L.P.

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Attention: Lisa Palmer and Michael Mas

E-mail: LPalmer@regencycenters.com and MMas@regencycenters.com

Facsimile: (904) 356-8214

If to MCW LLC:

Macquarie CountryWide (US) No. 2 LLC

c/o Macquarie CountryWide Management Limited

Level 11, No. 1 Martin Place

Sydney NSW 2000

Australia

Attention: Steven Sewell

E-mail: steven.sewell@macquarie.com

Facsimile: +61-2-8232-6510

If to GRI:

Global Retail Investors, LLC

c/o First Washington Realty, Inc.

4350 East-West Highway, Suite 400

Bethesda, Maryland 20814

Attention: William J. Wolfe

E-mail: bwolfe@firstwash.com

Facsimile: (301) 907-4911

with a copy to:

Global Retail Investors, LLC

c/o First Washington Realty, Inc.

4350 East-West Highway, Suite 400

Bethesda, Maryland 20814

Attention: Jeffrey S. Distenfeld

E-mail: jdistenfeld@firstwash.com

Facsimile: (301) 907-4911

Section 11.18 Construction. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against either party is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties.

Section 11.19 No Article 8 Opt-In. Each of the Members and the Manager, on behalf of the Company, hereby agrees (i) not to cause the Company to take any action to cause any Membership Interests to be or become a “security” within the meaning of, or to be governed by, Article 8 (Investment Securities) of the Uniform Commercial Code as in effect under the laws of any state having jurisdiction and (ii) not to cause the Company to “opt in” or to take any other action seeking to establish any Membership Interest as a “security” and not to cause the Company to certificate any Membership Interest.

Section 11.20 Marketing of Certain Projects. Regency and GRI agree to use commercially reasonable efforts to sell the Projects listed on the attached Schedule 10 over the three (3) year period following the date hereof. The first three (3) Projects listed on the attached Schedule 10 shall be marketed for sale within sixty (60) to ninety (90) days of the date hereof, and the remaining Projects listed on the attached Schedule 10 shall be marketed for sale after the closing of the 20% Purchase over the balance of such three (3) year period. If any of the Projects listed on the attached Schedule 10 have not been sold by the end of such three (3) year period, then Regency and GRI agree to use commercially reasonable efforts to sell those Projects thereafter.

ARTICLE XII

MCW INTEREST OPTION

Section 12.1 Generally. Regency shall have the option (the “MCW Interest Option”) to purchase up to a 10% Membership Interest in the Company held by MCW LLC, meaning: (x) the entirety of MCW LLC’s Membership Interest if and after the 20% Purchase has been completely consummated or (y) a 10% Membership Interest (less Regency’s Dilution Percentage, to the extent not applied pursuant to the 20% Purchase Agreement), if and so long as the 20% Purchase has not been completely consummated. The MCW Interest Option shall be in effect under this Article XII from the date hereof through the date that is twenty one (21) months thereafter, that is, starting on the date hereof, July 31, 2009, and ending on April 30, 2011 (the “Regency Option Period”). Regency may exercise the MCW Interest Option by giving a Notification of exercise to MCW LLC, and giving a copy of that Notification to GRI, at least ten (10) Business Days before the end of the Regency Option Period, which shall specify the portion of MCW LLC’s Membership Interest to be purchased by Regency. So long as GRI has consummated the 20% Purchase, GRI shall have the option to purchase any portion of MCW LLC’s Membership Interest that is not so purchased by Regency from the expiration of the Regency Option Period through the date that is three (3) months thereafter, that is, starting on May 1, 2011 and ending on July 31, 2011 (the “GRI Option Period”). GRI may exercise such option by giving a Notification of exercise of such option to MCW LLC, and giving a copy of that Notification to Regency, at least ten (10) Business Days before the end of the GRI Option Period, which shall specify the portion of MCW LLC’s Membership Interest to be purchased by GRI.

Section 12.2 Price. The purchase price payable by Regency for any Membership Interest purchased under this Article XII shall be as set forth in a separate agreement between MCW LLC and Regency. The purchase price payable by GRI for any Membership Interest purchased under this Article XII shall be computed in a manner consistent with the 20% Purchase, adjusted to reflect the actual Membership Interest being acquired. If a Manager Removal has occurred under which Regency has been removed as the Manager, the purchase price so payable by GRI shall increase by the amount of (x) the Percentage Interest being acquired by GRI multiplied by (y) Twenty Million Dollars ($20,000,000).

Section 12.3 Closing. The closing of the purchase of the MCW Interest Option(s) shall occur on a date designated by Regency or GRI, as the case may be, in the Notification to MCW LLC, which date shall be at least ten (10) Business Days following MCW LLC’s receipt of such Notification, but any such closing(s) shall occur within the Regency Option Period or the GRI Option Period, as applicable. MCW LLC’s transfer of any Membership Interest purchased under this Article XII shall be made in accordance with a purchase and sale agreement in the form of the 20% Purchase Agreement (subject to reasonable revision to reflect the terms of this Article XII). Prior to the closing of any such transfer, the applicable Members shall enter into such a purchase and sale agreement in such form modified to reflect the actual Membership Interest being transferred and the parties thereto shall consummate the transaction in accordance with its terms. If any Special Excess Base Amount Distribution is payable to MCW LLC pursuant to Schedule 1-B at any closing of the MCW Interest Option, then such amount shall be paid by the Company concurrently with such closing. If GRI purchases any Membership Interest from MCW LLC under this Article XII, then concurrently with the closing of such purchase GRI shall pay to Regency an amount equal to the Percentage Interest being acquired by GRI multiplied by the sum of (x) all amounts paid by the Company with respect to redevelopment costs and expenses of Brea Marketplace (as such term is defined in the Purchase Agreement) which accrued during the period beginning June 1, 2009 and ending on the Calculation Date (as such term is defined in the Purchase Agreement) under the Purchase Agreement plus (y) the difference calculated pursuant to the Brea Reconciliation Calculation (as such term is defined in the Purchase Agreement) under Section 2.2(c)(i) of the Purchase Agreement.

Section 12.4 Deliveries. As part of the exercise of the MCW Interest Option by Regency or GRI, all of the Members shall execute, seal, swear to, and deliver for and on its or their behalf, all documents that may be necessary or appropriate, in the reasonable opinion of counsel to MCW LLC and Regency or GRI, as the case may be, to effect the acquisition of the applicable portion of MCW LLC’s Membership Interest and transfer the applicable portion of MCW LLC’s Membership Interest free and clear of all liens and encumbrances, including, but not limited to, an assignment of the applicable portion of MCW LLC’s Membership Interest and, if applicable, a withdrawal by MCW LLC as a Member of the Company, each in a form reasonably acceptable to Regency and/or GRI, as the case may be. MCW LLC shall pay any transfer taxes or similar charges payable in connection with the MCW Interest Option. If any amounts are outstanding from MCW LLC under any Member Loan at any closing of the MCW Interest Option, such amounts shall be repaid to the Member that made such Member Loan to MCW LLC out of any proceeds that would otherwise be payable to MCW LLC in connection with such closing.

Section 12.5 Distribution in Kind for Failure to Exercise MCW LLC Interest Option. If either (x) following the expiration of the GRI Option Period any portion of MCW LLC’s Membership Interest has not been acquired by Regency or GRI or (y) GRI defaults in its obligation to consummate the 20% Purchase pursuant to the 20% Purchase Agreement (either of the foregoing (x) or (y), a “MCW Trigger Event”), then MCW LLC may elect, by Notification to the other Members given within thirty (30) days following the expiration of the GRI Option Period, for the Company and MCW LLC to engage in a distribution in kind procedure pursuant to the terms and provisions set forth in Section 7.5 above, modified as follows: (i) the date for determining the Fair Market Value of the Projects shall be the date of the Section 12.5 Election, (ii) the process shall be between the Company, on the one hand, and MCW LLC, on the other, rather than between the Members, (iii) MCW LLC shall select first (but MCW LLC may not select a Project that is subject to cross-collateralized or cross-defaulted Financing in a pool with any other Project during the first round of selection) and the Company shall follow (and the Company’s selections shall be reasonably determined by Regency and GRI, provided that if Regency and GRI disagree, then with respect to any such disputed selections, GRI and Regency shall alternate making such disputed selections on behalf of the Company, with the Member with the larger Percentage Interest making the first such selection), (iv) MCW LLC shall select one (1) Project for each five (5) Projects selected by the Company, (v) the process shall continue until MCW LLC, with its next selection, would exceed MCW LLC’s Liquidation Amount (which, for avoidance of doubt, shall be based on MCW LLC’s Membership Interest at such time), (vi) Projects selected by the Company shall remain assets of the Company and Projects selected by MCW LLC shall be distributed to MCW LLC in accordance with Section 7.5, (vii) Projects distributed to MCW LLC shall be subject to a right of first offer in favor of the Company in accordance with Section 7.6 and (viii) if MCW LLC selects any Consent Projects, then such Consent Projects shall be subject to Section 7.5(j) and MCW LLC shall remain a Member until either requisite consent is obtained from the applicable lender(s) or any applicable Financing is paid off pursuant to Section 7.5(j). If MCW LLC does not make such election within the thirty (30) day period described above, then either GRI or Regency may elect, by Notification to the other Members given within thirty (30) days following the expiration of such initial thirty (30) day period, to commence the procedure described in this Section 12.5. Any election by MCW LLC, Regency or GRI, as applicable, to commence the distribution in kind process set forth in this Section 12.5 shall be referred to as a “Section 12.5 Election”. If any Special Excess Base Amount Distribution is payable to MCW LLC pursuant to

Schedule 1-B in connection with any distribution in kind under this Section 12.5, then such amount shall be paid by the Company concurrently with such distribution in kind.

Section 12.6 Distribution in Kind Pursuant to Section 7.5. Notwithstanding the provisions of Section 12.1, following a Section 7.5 Election, if Regency desires to exercise the MCW Interest Option, then Regency must do so by giving Notification of exercise to MCW LLC and GRI within ten (10) Business Days following the Section 7.5 Election Date, which shall specify the portion of MCW LLC’s Membership Interest to be purchased by Regency. If Regency does not elect to purchase all of MCW LLC’s Membership Interest and if GRI desires to exercise the MCW Interest Option, then GRI must do so by giving Notification of exercise to MCW LLC and Regency within twenty (20) Business Days following the Section 7.5 Election Date, which shall specify the portion of MCW LLC’s Membership Interest to be purchased by GRI. Any closing(s) of the MCW Interest Option by Regency or GRI shall occur as soon as practicable following Regency’s and GRI’s respective election periods, but in no event less than five (5) Business Days prior to the calculation of the Members’ Liquidation Amounts pursuant to Section 7.5(b). Notwithstanding the provisions of Section 12.5, if a MCW Trigger Event occurs following a Section 7.5 Election, then MCW LLC shall participate in the distribution in kind process set forth in Section 7.5 with GRI and Regency rather than the process set forth in Section 12.5.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

REGENCY CENTERS, L.P., a Delaware limited partnership

By:	Regency Centers Corporation, a Florida corporation, its general partner

	By:	/s/ Michael J. Mas
Name: Michael J. Mas
Its: Vice President-Joint Ventures

MACQUARIE COUNTRYWIDE (US) NO. 2 LLC, a Delaware limited liability company

By:	Macquarie-Regency Management, LLC, a Delaware limited liability company, its manager

	By:	Regency Centers, L.P., a Delaware limited partnership, its managing member

		By:		Regency Centers Corporation, a Florida corporation, its general partner

			By:	/s/ Michael J. Mas
Name: Michael J. Mas
Its: Vice President

By:	Macquarie Countrywide (US) No. 2 Corporation, a Maryland corporation, its sole member

		By:		/s/ Paul Sorensen
Name: Paul Sorensen
Its: President

		By:		/s/ Mark Mullen
Name: Mark Mullen
Its: Vice President

GLOBAL RETAIL INVESTORS, LLC, a Delaware limited liability company

By:	First Washington Realty, Inc., its manager

	By:	/s/ William J. Wolfe
Name: William J. Wolfe
Its: President

SCHEDULE 1-A

GRI Base Amount

First, for each Fiscal Quarter multiply the aggregate Fair Market Value of the Projects by the Percentage Interest of GRI (such product shall be referred to as the “GRI FMV”). If a Project is sold during any Fiscal Quarter then Fair Market Value shall be reduced by the sales price and if a Project is acquired during any Fiscal Quarter then Fair Market Value shall be increased by the purchase price, in either event pro rated for the number of days such Project is owned by the Company or its subsidiaries during such Fiscal Quarter. Notwithstanding the foregoing, prior to the preparation of appraisals for the Projects determined as of December 31, 2009 pursuant to Section 6.14(a) hereof, the aggregate Agreed Value of the Projects shall be used for such calculation rather than the aggregate Fair Market Value of the Projects.

Second, the “GRI Base Amount Rate” shall equal ten (10) basis points (0.1%) per annum.

Third, the GRI Base Amount for each Fiscal Quarter is equal to the GRI FMV as calculated above multiplied by the GRI Base Amount Rate multiplied by the proportion that the number of days in the Fiscal Quarter bears to three hundred sixty five (365) (pro-rated as applicable with respect to any partial Fiscal Quarter).

The GRI Base Amount is payable in installments in arrears at the end of each Fiscal Quarter in U.S. dollars.

If any portion of the GRI Base Amount for a quarter is not distributed when payable, such unpaid but payable amount shall accumulate and shall be payable in accordance with Section 5.1(a)(ii) whenever Net Operating Cash is available therefor.

SCHEDULE 1-B

MCW LLC Base Amount

First, multiply the aggregate Agreed Value of the Projects held by the Company at the end of the Half Year by the Percentage Interest actually held by MCW LLC at the end of the Half Year (without any weighted adjustment for changes in MCW LLC’s Percentage Interest during the Half Year as contemplated in the final sentence of the definition of “Percentage Interest”) (such product shall be referred to as the “MCW LLC Value”).

Second, the “MCW LLC Base Amount Rate” shall equal forty (40) basis points (0.4%) per annum.

Third, the MCW LLC Base Amount for each Half Year is equal to the MCW LLC Value at the end of the Half Year multiplied by the MCW LLC Base Amount Rate multiplied by the proportion that the number of days in the Half Year bears to 365 (each such period pro-rated as applicable with respect to the Half Year ending December 31, 2009).

The MCW LLC Base Amount is payable in installments at the end of each Fiscal Quarter in U.S. dollars. Payments in respect of the Fiscal Quarters ending March 31 and September 30 will be calculated as the MCW LLC Value at the end of the previous Half Year (December 31 and June 30, respectively) multiplied by the MCW LLC Base Amount Rate multiplied by the proportion that the number of days in the Fiscal Quarter bears to 365 (each such period pro-rated as applicable with respect to the Fiscal Quarter ending September 30, 2009) and will represent part payment on account for the MCW LLC Base Amount for the Half Year in which the end of that Fiscal Quarter ends.

In the event that payments in respect of the Fiscal Quarters ending March 31 and September 30 exceed the MCW LLC Base Amount for the Half Year in which the end of that Fiscal Quarter ends (such excess amount, the “Excess MCW LLC Base Amount”), then provided that MCW LLC is a Member at the time the Company makes distributions for the month following the end of such Half Year (i) there shall be no distribution of MCW LLC Base Amount to Regency for the month following the end of the Half Year under Section 5.1(a)(ii) and (ii) Regency’s distribution under Section 5.1(a)(i) shall be reduced, and MCW LLC’s distribution under Section 5.1(a)(iv) shall be increased, by an amount equal to the Excess MCW LLC Base Amount for the month following the end of such Half Year.

It is agreed and acknowledged that there shall be no MCW LLC Base Amount payable with respect to the Half Year in which either (a) MCW LLC Transfers the remainder of its outstanding Membership Interests whether pursuant to this Agreement or the 20% Purchase Agreement or (b) a distribution in kind occurs pursuant to Section 7.5 or Section 12.5 of this Agreement that results in MCW LLC no longer being a Member of the Company. If such Transfer or distribution in kind occurs during the Fiscal Quarters ending either June 30 or December 31, then it is agreed and acknowledged that any payments made in respect of the immediately preceding Fiscal Quarter shall constitute Excess MCW

LLC Base Amount. Concurrently with such Transfer or distribution in kind, (i) Regency shall return to the Company an amount equal to the Excess MCW LLC Base Amount (without credit to the Capital Account of Regency) and (ii) the Company, to the extent it has actually received the amounts due from Regency pursuant to the foregoing clause (i), shall make a special distribution to MCW LLC equal to the Excess MCW LLC Base Amount (the “Special Excess Base Amount Distribution”).

If any portion of the MCW LLC Base Amount for a Half Year is not distributed when payable, such unpaid but payable amount shall accumulate and shall be payable in accordance with Section 5.1(a)(ii) whenever Net Operating Cash is available therefor.

SCHEDULE 2

Appraisal Policy

All appraisals shall be prepared by a Qualified Appraiser, employing a professional who is a member of the Appraisal Institute with the MAI designation, in compliance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

SCHEDULE 3

Deleveraging Schedule

SCHEDULE 4

GRI to Regency Selection Ratio and Selection Order

Ratio Determination Amount:	1.25 or less		Greater than 1.25 through 1.75		Greater than 1.75 through 2.25		Greater than 2.25 through 2.75		2.75 or greater

GRI to Regency Selection Ratio:	1:1		3:2		2:1		5:2		3:1

Selection Order:	If GRI selects First	If Regency selects First	If GRI selects First	If Regency selects First	If GRI selects First	If Regency selects First	If GRI selects First	If Regency selects First	If GRI selects First	If Regency selects First

	GRI Regency	Regency GRI	GRI Regency GRI Regency GRI	Regency GRI Regency GRI GRI	GRI Regency GRI	Regency GRI GRI	GRI Regency GRI GRI Regency GRI GRI	Regency GRI GRI Regency GRI GRI GRI	GRI Regency GRI GRI	Regency GRI GRI GRI

	GRI Regency	Regency GRI	GRI Regency GRI Regency GRI	Regency GRI Regency GRI GRI	GRI Regency GRI	Regency GRI GRI	GRI Regency GRI GRI Regency GRI GRI	Regency GRI GRI Regency GRI GRI GRI	GRI Regency GRI GRI	Regency GRI GRI GRI

	and so on	and so on	and so on	and so on	and so on	and so on	and so on	and so on	and so on	and so on

SCHEDULE 5

Qualified Appraisers

•	CB Richard Ellis

•	Cushman & Wakefield

•	Duff and Phelps

•	Integra Realty Resources

•	PGP Valuation Inc.

•	Property Sciences Group Inc.

SCHEDULE 6

Restricted Projects

Project	Address
1. Brea Marketplace	835 East Birch Street, Brea, California

2. Valley Centre	9616 Reisterstown Road, Owings Mills, Maryland

3. City Avenue Shopping Center	7720 City Line Avenue, Philadelphia, Pennsylvania

4. Weslayan Plaza East & West	5586 Wesleyan Street, Houston, Texas

5. Rockford Road Plaza	4190 Vinewood Lane North, Plymouth, Minnesota

6. First State Plaza	1600 West Newport Pike, Stanton, Delaware

7. The Oaks Shopping Center	1555 Lee Street, Des Plaines, Illinois

8. Village Commons	711 Village Boulevard, West Palm Beach, Florida

9. Watkins Park Plaza	50 Watkins Park Drive, Mitchellville, Maryland

10. Applewood Shopping Center	4300 Youngfield Street, Wheat Ridge, Colorado

11. Whitnall Square Shopping Center	4698 South Whitnall Avenue, Milwaukee, Wisconsin

12. Mayfair Shopping Center	6499 Sackett Street, Philadelphia, Pennsylvania

13. Stefko Boulevard Shopping Center	1880 Stefko Boulevard, Bethlehem, Pennsylvania

14. Colonial Square	1151 Wayzata Boulevard, Wayzata, Minnesota

15. Ashburn Farm Village Center	43761 Parkhurst Plaza, Ashburn, Virginia

16. Warwick Square Shopping Center	2395 York Road, Warwick, Pennsylvania

SCHEDULE 7

Dilution Examples

[Omitted]

SCHEDULE 8

CalPERS Responsible Contractor Program

[Omitted]

SCHEDULE 9

Distribution In Kind Examples

1. If the GRI to Regency Selection Ratio is 3:2, GRI is selecting first, and only GRI and Regency are Members, then the process will proceed as follows with respect to single Projects for the first series of selections:

(i) GRI will select its first Project.

(ii) Regency will select its first Project

(iii) GRI will select its next Project.

(iv) Regency will select its next Project.

(v) GRI will select its next Project, and so on for the next and ensuing series.

2. If the GRI to Regency Selection Ratio is 3:2, GRI selects first as between GRI and Regency, and GRI, Regency and MCW LLC are Members, then the process will proceed as follows with respect to single Projects for the first two series of selections:

(i) MCW LLC will select its first Project

(ii) GRI will select its first Project.

(iii) Regency will select its first Project.

(iv) GRI will select its next Project.

(v) Regency will select its next Project.

(vi) GRI will select its next Project.

(i) MCW LLC will select its next Project.

(ii) GRI will select its next Project.

(iii) Regency will select its next Project

(iv) GRI will select is next Project.

(v) Regency will select its next Project.

(vi) GRI will select its next Project, and so on for the next and ensuing series.

3. If the GRI to Regency Selection Ratio is 2:1, GRI selects first, and only GRI and Regency are Members, then the process will proceed as follows with respect to single Projects for the first two series of selections:

(i) GRI will select its first Project.

(ii) Regency will select its first Project.

(iii) GRI will select its next Project.

(i) GRI will select its next Project

(ii) Regency will select its next Project.

(iii) GRI will select its next Project, and so on for the next and ensuing series.

4. If the GRI to Regency Selection Ratio is 2:1, GRI selects first as between GRI and Regency, and GRI, Regency and MCW LLC are Members, then the process will proceed as follows with respect to single Projects for the first four series of selections:

(i) MCW LLC will select its first Project.

(ii) GRI will select its first Project.

(iii) Regency will select its first Project.

(iv) GRI will select its next Project.

(i) GRI will select its next Project

(ii) Regency will select its next Project.

(iii) MCW LLC will select its next Project.

(iv) GRI will select its next Project.

(i) GRI will select its next Project.

(ii) Regency will select its next Project.

(iii) GRI will select its next Project.

(i) GRI will select its next Project

(ii) MCW LLC will select its next Project.

(iii) Regency will select its next Project.

(iv) GRI will select its next Project, and so on for the next and ensuing series.

5. If the GRI to Regency Selection Ratio is 1:1, GRI selects first as between GRI and Regency, and GRI, Regency and MCW LLC are Members, then the process will proceed as follows for the first six series of selections:

(i) MCW LLC will select its first Project.

(ii) GRI will select its first Project, which for this example is a cross-collateralized pool of six Projects.

(iii) Regency will select its first Project.

(i) GRI will not select since GRI selected a pool in (ii) in the first series shown above, and one of those Projects will count as GRI’s selection.

(ii) Regency will select its next Project.

(i) GRI will not select since GRI selected a pool in (ii) in the first series shown above, and one of those Projects will count as GRI’s selection.

(ii) MCW LLC will select its next Project.

(iii) Regency will select its next Project.

(i) GRI will not select since GRI selected a pool in (ii) in the first series shown above, and one of those Projects will count as GRI’s selection.

(ii) Regency will select its next Project

(i) GRI will not select since GRI selected a pool in (ii) in the first series shown above, and one of those Projects will count as GRI’s selection.

(ii) Regency will select its next Project.

(i) MCW LLC will select its next Project.

(ii) GRI will not select since GRI selected a pool in (ii) in the first series shown above, and one of those Projects will count as GRI’s selection.

(iii) Regency will select its next Project, and so on for the next and ensuing series.

6. If the GRI to Regency Selection Ratio is 2:1, GRI selects first as between GRI and Regency, and GRI, Regency and MCW LLC are Members, then the process will proceed as follows for the first four series of selections:

(i) MCW LLC will select its first Project.

(ii) GRI will select its first Project, which for this example is a cross-collateralized pool of four Projects.

(iii) Regency will select its first Project.

(iv) GRI will not select since GRI selected a pool in (ii) above, and one of those Projects will count as GRI’s selection.

(i) GRI will not select since GRI selected a pool in (ii) in the first series shown above, and one of those Projects will count as GRI’s selection.

(ii) Regency will select its next Project.

(iii) MCW LLC will select its next Project.

(iv) GRI will not select since GRI selected a pool in (ii) in the first series shown above, and one of those Projects will count as GRI’s selection.

(i) GRI will select its next Project.

(ii) Regency will select its next Project.

(iii) GRI will select its next Project.

(i) GRI will select its next Project.

(ii) MCW LLC will select its next Project.

(iii) Regency will select its next Project

(iv) GRI will select its next Project, and so on for the next and ensuing series.

SCHEDULE 10

Marketing of Certain Projects

Property	Size	Location

Allen Street Shopping Center	46,420 SF	Allentown, PA

Memorial Collection Shopping Center	103,330 SF	Houston, TX

Stefko Boulevard Shopping Center	133,824 SF	Bethlehem, PA

Property	Size	Location

Ashburn Farm Village Center	88,897 SF	Ashburn, VA

Bowie Plaza	104,037 SF	Bowie, MD

Goshen Plaza	45,654 SF	Gaithersburg, MD

Hanover Village Shopping Center	96,146 SF	Mechanicsville, VA

Main Street Center	105,076 SF	Frisco, TX

Mayfair Shopping Center	112,276 SF	Philadelphia, PA

McHenry Commons Shopping Center	100,526 SF	McHenry, IL

Mitchellville Plaza	156,125 SF	Mitchellville, MD

Racine Centre Shopping Center	135,827 SF	Racine, WI

Rockford Road Plaza	205,897 SF	Plymouth, MN

The Oaks Shopping Center	135,005 SF	Des Plaines, IL

Willow Lake (East) Shopping Center	149,923 SF	Indianapolis, IN

Whitnall Square	133,301 SF	Milwaukee, WI

EXHIBIT A

Capital Contributions; Percentage Interests

Name and Address	Capital Account	Percentage Interest
Macquarie CountryWide (US) No. 2 LLC c/o Macquarie CountryWide Management Limited Level 11, No. 1 Martin Place Sydney NSW 2000 Australia	$69,400,854	30%

Regency Centers, L.P. One Independent Drive, Suite 114 Jacksonville, Florida 32202	$57,834,045	25%

Global Retail Investors, LLC 4350 East-West Highway, Suite 400 Bethesda, Maryland 20814	$104,101,281	45%

EXHIBIT B

Projects

Property	Address	City	State	Project Level Entity
Auburn Village	2222 Grass Valley Hwy	Auburn	CA	FW CA-Auburn Village, LLC

Bayhill Shopping Center	851 Cherry Ave	San Bruno	CA	FW CA-Bay Hill Shopping Center, LLC

Brea Marketplace	835 East Birch Street	Brea	CA	FW CA-Brea Market-place, LLC

Five Points Shopping Center	3943 State Street	Santa Barbara	CA	FW CA-Five Points Shopping Center, LLC

Granada Village Shopping Center	10823 Zelzah Ave	Granada Hills	CA	FW CA-Granada Village, LLC

Laguna Niguel Plaza	29941 Alicia Parkway	Laguna Niguel	CA	FW CA-Laguna Niguel Plaza, LLC

Mariposa Shopping Center	2760 Homestead Rd	Santa Clara	CA	FW CA-Mariposa Gardens Shopping Center, LLC

Navajo Shopping Center	8650 Lake Murray Blvd	San Diego	CA	FW CA-Navajo Shopping Center, LLC

Pleasant Hill Shopping Center	560 Contra Costa Blvd	Pleasant Hill	CA	FW CA-Pleasant Hill Shopping Center, LLC

Point Loma Plaza	3645 Midway Drive	San Diego	CA	FW CA-Point Loma Plaza, LLC

Rancho San Diego Village	3681 Avocado Blvd	La Mesa	CA	FW CA-Rancho San Diego Village, LLC

Silverado Plaza	611 Trancas St	Napa	CA	FW CA-Silverado Plaza, LLC

Snell & Branham Plaza	179 Branham Lane	San Jose	CA	FW CA-Snell & Branham Plaza, LLC

Stanford Ranch Village	2341 Sunset Blvd	Rocklin	CA	FW CA-Stanford Ranch Village, LLC

Twin Oaks Shopping Center	5727 Kanan Road	Agoura Hills	CA	FW CA-Twin Oaks Shopping Center, LLC

Ygnacio Plaza	1881 Ygnacio Valley Road	Walnut Creek	CA	FW CA-Ygnacio Plaza, LLC

Applewood Shopping Center	3400 Youngfield Street	Wheat Ridge	CO	U.S. Retail Partners, LLC

Arapahoe Village	2798 Arapahoe Ave	Boulder	CO	U.S. Retail Partners, LLC

Cherrywood Square Shopping Center	7575 South University Blvd	Littleton	CO	U.S. Retail Partners, LLC

Ralston Square Shopping Center	12350 West 64th Street	Arvada	CO	U.S. Retail Partners, LLC

Corbin’s Corner	1445 New Britain Avenue	West Hartford	CT	FW CT-Corbins Corner Shopping Center, LLC

Spring Valley Shopping Center	4851 Massachusetts Avenue	Washington	DC	USRP I, LLC

First State Plaza	1600 West Newport Pike	Stanton	DE	USRP I, LLC

Shoppes of Graylyn	1732 Marsh Road	Wilmington	DE	USRP I, LLC

Village Commons	711 Village Blvd.	West Palm Beach	FL	USRP I, LLC

Brentwood Commons	1145 South York Rd	Bensenville	IL	FW IL-Brentwood Commons, LLC

Civic Center Plaza	7801 North Waukegan Rd	Niles	IL	FW IL-Civic Center Plaza, LLC

McHenry Commons Shopping Center	2000 North Richmond Rd	McHenry	IL	FW IL-McHenry Commons Shopping Center, LLC

Riverside Square & River ’s Edge	3145 South Ashland Ave	Chicago	IL	FW IL-Riverside/Rivers Edge, LLC

Riverview Plaza	3330 North Western Ave	Chicago	IL	FW IL-Riverview Plaza, LLC

Stonebrook Plaza Shopping Center	3243 West 115th Street	Merrionette Park	IL	FW IL-Stonebrook Plaza, LLC

The Oaks Shopping Center	1555 Lee Street	Des Plaines	IL	FW IL-The Oaks Shopping Center, LLC

Willow Lake Shopping Center	2550 Lake Circle Lane	Indianapolis	IN	USRP Willow East, LLC

Willow Lake Shopping Center	2902 West 86th Street	Indianapolis	IN	USRP Willow West, LLC

Bowie Plaza	6824 Laurel-Bowie Rd	Bowie	MD	Capital Place I Investment Limited Partnership

Cloppers Mill Village Shopping Center	18066 Mateny Rd	Germantown	MD	Cloppers Mill Village Center, LLC

Elkridge Corners Shopping Center	7280 Montgomery Rd	Elkridge	MD	L&M Development Company Limited Partnership

Festival at Woodholme	1809 Reisterstown Road	Baltimore,	MD	Woodholme Properties Limited Partnership

Firstfield Shopping Center	505 Quince Orchard RD	Gaithersburg	MD	USRP I, LLC

Goshen Plaza	9140 Rothbury Drive	Gaithersburg	MD	USRP I, LLC

Mitchellville Plaza	12100 Central Ave	Mitchellville	MD	Enterprise Associates

Parkville Shopping Center	7709 Harford Rd	Baltimore	MD	Parkville Shopping Center, LLC

Southside Marketplace	857 East Fort Ave	Baltimore	MD	Southside Market-place Limited Partnership

Takoma Park Shopping Center	6875 New Hampshire Ave	Takoma Park	MD	USRP I, LLC

Valley Centre	9616 Reisterstown Road	Owings Mills	MD	Greenspring Associates Limited Partnership

Watkins Park Plaza	50 Watkins Park Drive	Mitchellville	MD	USRP I, LLC

Woodmoor Shopping Center	10141 Colesville Rd	Silver Springs	MD	US Retail Partners Limited Partnership

Colonial Square	1151 Wayzata Blvd	Wayzata	MN	U.S. Retail Partners, LLC

Rockford Road Plaza	4190 Vinewood Lane North	Plymouth	MN	U.S. Retail Partners, LLC

Shoppes of Kildaire	1394 Kildaire Farm Road	Cary	NC	FW NC-Shoppes of Kildaire, LLC

Plaza Square	625 Hamburg Turnpike	Wayne	NJ	USRP I, LLC

Westmont Shopping Center	400 Cuthbert Rd	Westmont	NJ	FW NJ-Westmont Shopping Center, LLC

Greenway Town Center	12220 Southwest Scholls Ferry Rd	Tigard	OR	FW OR-Greenway Town Center, LLC

Allen Street Shopping Center	1401 Allen Street	Allentown	PA	Allenbeth Associates Limited Partnership

City Avenue Shopping Center	7720 City Line Avenue	Philadelphia	PA	City Line Shopping Center Associates

Mayfair Shopping Center	6499 Sackett Street	Philadelphia	PA	USRP I, LLC

Mercer Square Shopping Center	73 Old Dublin Pike	Doylestown	PA	USRP I, LLC

Newtown Square Shopping Center	3590 West Chester Pike	Newtown Square	PA	USRP I, LLC

Stefko Boulevard Shopping Center	1880 Stefko Blvd	Bethlehem	PA	Allenbeth Associates Limited Partnership

Warwick Square Shopping Center	2395 York Road	Warwick	PA	USRP I, LLC

Merchant’s Village	520 Folly Road	Charleston	SC	MCW-RC SC-Merchant’s Village, LLC

Main Street	307 FM 423	Frisco	TX	USRP I, LLC

Memorial Collection Shopping Center	14610 Memorial Drive	Houston	TX	FW TX-Memorial Collection, L.P.

Weslayan Plaza East & West	5586 Weslayan St	Houston	TX	FW TX-Weslyan Plaza, L.P.

Woodway Collection	1407 South Voss Road	Houston	TX	FW TX-Woodway Collection, L.P.

601 King Street	601 King Street	Alexandria	VA	FW VA-601 King Street, LLC

Ashburn Farm Village Center	43761 Parkhurst Plaza	Ashburn	VA	FW VA-Ashburn Farm Village, LLC

Centre Ridge Marketplace	6335 Multiplex Drive	Centreville	VA	FW VA-Centre Ridge Marketplace, LLC

Festival at Manchester Lakes	7005 Manchester Blvd	Franconia	VA	USRP I, LLC

Fox Mill Shopping Center	2551 John Milton Drive	Reston	VA	FW VA-Fox Mill Shopping Center, LLC

Gayton Crossing	9782 Gayton Road	Richmond	VA	FW VA-Gayton Crossing Shopping Center, LLC

Greenbriar Town Center	13043 Lee Jackson Memorial Hwy	Chantilly	VA	USRP I, LLC

Hanover Village Shopping Center	7047 Mechanicsville Turnpike	Mechanicsville	VA	USRP I, LLC

Kamp Washington Shopping Center	11054 Lee Highway	Fairfax	VA	USRP I, LLC

Kings Park Shopping Center	8970 Burke Lake Road	Burke	VA	FW VA-Kings Park Shopping Center, LLC

Saratoga Shopping Center	8074 Rolling Road	Springfield	VA	FW VA-Saratoga Shopping Center, LLC

Town Center at Sterling Shopping Center	21800 Town Center Plaza	Sterling	VA	US Retail Partners Limited Partnership

Village Shopping Center	7029 Three Chopt Road	Richmond	VA	FW VA-The Village Shopping Center, LLC

Willston Centre I	6164 Arlington Blvd	Falls Church	VA	US Retail Partners Limited Partnership

Willston Centre II	6118 Arlington Blvd	Falls Church	VA	US Retail Partners Limited Partnership

Aurora Marketplace	23632 Highway 99	Edmonds	WA	FW WA-Aurora Marketplace, LLC

Eastgate Plaza	15100 Southeast 38th Street	Bellevue	WA	FW WA-Eastgate Plaza, LLC

Overlake Fashion Plaza	2150 148 th Avenue Northeast	Redmond	WA	FW WA-Overlake Fashion Plaza, LLC

Racine Centre Shopping Center	5201 Washington Ave	Racine	WI	FW WI-Racine Centre, LLC

Whitnall Square Shopping Center	4698 South Whitnall Ave	Milwaukee	WI	FW WI-Whitnall Square, LLC

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